EXHIBIT 10.6

Certain information in this document, marked by [***], has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

RESEARCH COLLABORATION, OPTION AND LICENSE AGREEMENT*

by and between

Silence Therapeutics PLC

and

ASTRAZENECA AB

Dated as of March 24, 2020

Cooley (UK) LLP, Dashwood, 69 Old Broad Street, London EC2M 1QS, UK
T: +44 (0) 20 7583 4055  F: +44 (0) 20 7785 9355 www.cooley.com

*                Schedules have been omitted pursuant to item 601(a)(5) of regulation s-k and will be furnished on a supplemental basis to the securities and exchange commission upon request.

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6.3	Option Exercise Payment.	55
6.4	Non-Exercise of the Option	55
ARTICLE 7 LICENSE GRANTS		56
7.1	License Grants to AZ.	56
7.2	License Grants to Silence	56
7.3	Sublicenses.	57
7.4	Distributorships and Promotion.	57
7.5	Retention of Rights.	57
7.6	No Implied Licenses.	58
7.7	No [***].	58
7.8	Confirmatory Patent License.	58
ARTICLE 8 DEVELOPMENT AND COMMERCIALIZATION		58
8.1	Overview.	58
8.2	Transfer of Know-How	59
8.3	Diligence	59
8.4	Reporting.	59
8.5	Regulatory Support	59
8.6	Co-Development Option.	60
ARTICLE 9 MANUFACTURING & SUPPLY		62
9.1	Silence Manufacturing.	62
9.2	AZ Obligations.	63
9.3	Cooperation and Technology Transfer.	63
ARTICLE 10 PAYMENTS AND RECORDS		64
10.1	Upfront Payment.	64
10.2	Research Collaboration Milestones.	64
10.3	Sales-Based Milestones	67
10.4	Royalties.	68
10.5	Compulsory License.	71
10.6	Estimated Sales Levels	71
ARTICLE 11 PAYMENT; RECORDS; AUDITS		72
11.1	Royalty Payments and Reports	72
11.2	Mode of Payment.	72
11.3	Taxes.	72
11.4	Financial Records	75
11.5	Audit.	76
11.6	Audit Dispute	76
11.7	Confidentiality.	77

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ARTICLE 12 INTELLECTUAL PROPERTY		77
12.1	Patent Working Group.	77
12.2	Ownership of Intellectual Property.	77
12.3	Maintenance and Prosecution of Patents.	79
12.4	Enforcement of Patents.	84
12.5	Infringement Claims by Third Parties.	89
12.6	Invalidity or Unenforceability Defenses or Actions.	89
12.7	UPC.	94
ARTICLE 13 CONFIDENTIALITY AND NON-DISCLOSURE		95
13.1	Confidentiality Obligations.	95
13.2	Permitted Disclosures.	96
13.3	Use of Name.	97
13.4	Public Announcements	98
13.5	Publications.	98
13.6	Return of Confidential Information	100
ARTICLE 14 REPRESENTATIONS AND WARRANTIES		101
14.1	Mutual Warranties	101
14.2	Additional Warranties by Silence	102
14.3	Mutual Covenants.	104
14.4	Additional Covenants of Silence.	105
14.5	Certification of Representations and Warranties of Silence.	106
14.6	Disclaimer of Warranties.	106
ARTICLE 15 INDEMNITY		106
15.1	Indemnification of Silence	106
15.2	Indemnification of AZ.	107
15.3	Indemnification Procedure.	108
15.4	Special, Indirect, and Other Losses.	108
15.5	Insurance.	109
ARTICLE 16 TERM AND TERMINATION		109
16.1	Term.	109
16.2	Termination by AZ for Convenience.	109
16.3	Termination for Material Breach.	110
16.4	Termination by Silence for Patent Challenge.	110
16.5	Termination for Insolvency	111
16.6	Effects of Termination.	112
ARTICLE 17 MISCELLANEOUS		120
17.1	Force Majeure.	120

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17.2	Export Control.	120
17.3	Silence Change of Control	121
17.4	Assignment	123
17.5	Severability	123
17.6	Governing Law	124
17.7	Dispute Resolution.	124
17.8	Interim Relief	125
17.9	Notices.	125
17.10	Entire Agreement; Amendments	126
17.11	English Language.	126
17.12	Waiver and Non-Exclusion of Remedies	126
17.13	No Benefit to Third Parties	127
17.14	Further Assurance.	127
17.15	Rights in Bankruptcy	127
17.16	Relationship of the Parties	128
17.17	Counterparts; Facsimile Execution.	128
17.18	AZ Affiliates	129

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THIS LICENSE AND COLLABORATION AGREEMENT (“Agreement”) is made and entered into effective as of March 24, 2020 (the “Effective Date”) by and between

(1)

Silence Therapeutics PLC, a public limited company organized under the laws of England and Wales under no. 2992058 and with its registered office at 27 Eastcastle Street, London, UK W1W 8DH (“Silence”), and

(2)

ASTRAZENECA AB, a corporation organized under the laws of Sweden under no. 556011-7482 with its registered office at SE-151 85 Södertälje, Sweden and with offices at Pepparedsleden 1, SE-431 83 Mölndal, Sweden (“AZ”); and

Silence and AZ are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

Background

(A)	Silence owns certain intellectual property rights with respect to the research and development of RNAi Molecules (as defined below).
(B)	AZ is a leading global, science-led biopharmaceutical company researching, developing and commercializing innovative medicines for patients worldwide.
(C)

The Parties have agreed to collaborate to perform drug discovery and research on certain Eligible Targets and Selected Targets, which will be chosen by the Parties, for the treatment of human disease, including cardiovascular, renal, metabolic and respiratory diseases.  AZ wishes to obtain, and Silence wishes to grant to AZ, an option to obtain a license under Silence’s rights in such technology and related intellectual property rights to develop and commercialize Licensed Products directed to those Selected Targets.

(D)

The Parties intend to collaborate using Silence’s established GalNAc-siRNA platform to inhibit liver-expressed Selected Targets, and also will explore delivery of RNAi Molecules to extrahepatic tissues, including cardiac, renal and lung tissues.

NOW, THEREFORE, in consideration of the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

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ARTICLE 1
DEFINITIONS

As used in this Agreement, the following capitalized terms, whether used in the singular or plural, shall have the meanings set out below:

1.1	“Accounting Standards” means, with respect to each Party, International Financial Reporting Standards (IFRS).
1.2

“Affiliate” means, with respect to a Party, any Person that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such Party.  For the purposes of this definition, “control” and, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”, means (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise; or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a Person (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

1.3	“Agreement” means this agreement and all schedules, appendices and other addenda attached hereto as any of the foregoing may be amended in accordance with the provisions of this Agreement.
1.4	“Alliance Manager” has the meaning set forth in Section 2.9.
1.5

“Annual Net Sales” means, on a Licensed Product-by-Licensed Product basis, the total Net Sales of such Licensed Product in a particular Year or, with respect to the Year that includes the First Commercial Sale, the period beginning on such date of First Commercial Sale through to the end of the Year in which such First Commercial Sale occurred.

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1.6	“Anti-Corruption Laws” has the meaning set forth in Section 14.3.3.
1.7

“Antisense Oligonucleotide Molecule” means any exogenous single-stranded oligonucleotide molecule (i.e., DNA, chimeric DNA-RNA, RNA or derivatives and variants thereof either modified or unmodified) complementary to a messenger RNA molecule of a gene target capable of inducing the degradation of such messenger RNA molecule.

1.8

“Antitrust Clearance” means clearance for AZ’s exercise of an Option and the transactions contemplated thereby required under applicable Antitrust Laws, including (as applicable), the expiration or termination of any waiting periods.

1.9

“Antitrust Laws” means all statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Applicable Laws (such as and including the HSR Act) that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

1.10

“Applicable Law” means federal, state, local, national and supra-national laws, statutes, rules, and regulations, including any rules, regulations, guidelines, or other requirements of the Governmental Authorities, major national securities exchanges or major securities listing organizations, that may be in effect from time to time during the Term and applicable to a particular activity or country or other jurisdiction hereunder.

1.11	“Auditor” has the meaning set forth in Section 11.6.
1.12	“AZ Background IP” means the AZ Background Patents and AZ Background Know-How.
1.13

“AZ Background Know-How” means any and all Know-How Controlled by AZ or any of its Affiliates as of the Effective Date or during the Term that is developed or invented by or on behalf of AZ or any of its Affiliates performing activities outside the scope of any Research Plan.

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1.14	“AZ Background Patents” means any and all Patents Controlled by AZ or any of its Affiliates on the Effective Date or during the Term that Cover any AZ Background Know-How.
1.15	“AZ Indemnitees” has the meaning set forth in Section 15.2.
1.16

“AZ Proprietary Target” means any Eligible Target or Selected Target provided by AZ to Silence that, as of the date the Eligible Target or Selected Target is proposed by AZ to Silence, is identified in writing as being a target which is proprietary to AZ and, at the time when the status of the Eligible Target or Selected Target is being assessed as an AZ Proprietary Target: (a) [***] or (b) meets all of the following criteria: (i) [***] (ii) [***]and (iii) [***].

1.17	“AZ Research IP” means the AZ Research Patents and AZ Research Know-How.
1.18

“AZ Research Know-How” means any and all Know-How that is developed or invented after the Effective Date solely by or on behalf of AZ or its Affiliates in performing activities under any Research Plan.  For clarity, AZ Research Know-How specifically excludes AZ Background Know-How and Joint Research Know-How.

1.19	“AZ Research Patents” means any and all Patents Controlled by AZ after the Effective Date that Cover any AZ Research Know-How.
1.20

“Bispecific Product” means a Licensed Product containing either (i) a single Licensed Compound containing a conjugation of two (2) RNAi Molecules designed to [***] two (2) Selected Targets, or (ii) a combination of two (2) Licensed Compounds each [***] a separate Selected Target, whether such combination is achieved by formulation, co-administration or otherwise.

1.21	“Business Day” means a day other than a Saturday or Sunday on which banking institutions in Stockholm, Sweden and London, England are open for business.

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1.22	“Candidate Delivery” has the meaning set forth in Section 4.4.2.
1.23	“Candidate Failure” has the meaning set forth in Section 4.4.2.
1.24	“Centralized Approval Procedure” means the procedure through which an MAA filed with the EMA results in a single marketing authorization valid throughout the European Union.
1.25	“Change of Control Election Notice” has the meaning set forth in Section 17.3.3.
1.26	“Claims” has the meaning set forth in Section 15.1.
1.27

“Clinical Studies” means a Phase 1 Trial, Phase 2 Trial, Phase 3 Trial, Phase 4 Trial, and such other tests and studies in human subjects that are required by Applicable Law, or otherwise conducted or recommended by any applicable Regulatory Authority, to obtain or maintain Regulatory Approvals for a Licensed Product for one (1) or more Indications, including tests or studies that are intended to expand the approved Indications for such Licensed Product.

1.28	“Collaboration” means the collaboration between the Parties which is the subject matter of this Agreement.
1.29

“Combination Product” means a Licensed Product containing or consisting of one (1) or more Licensed Compounds and one (1) or more Other Active Ingredients, whether in the same or different formulations.

1.30

“Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of, or sale of an RNAi Molecule, Licensed Compound or Licensed Product, including activities related to marketing, promoting, distributing, importing and exporting such molecule or product, and, for purposes of setting forth the rights and obligations of the Parties under this Agreement, shall be deemed to include conducting medical affairs activities and conducting Phase 4 Trials, and interacting with Regulatory Authorities regarding any of the foregoing.  When used as a verb, “to Commercialize”

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and “Commercializing” means to engage in Commercialization, and “Commercialized” has a corresponding meaning.
1.31	“Commercially Reasonable Efforts” means:
1.31.1

with respect to a Party’s activities, the carrying out of such activities using efforts and resources that such Party and its Affiliates would typically devote to carrying out such activities, acting in good faith, to compounds or products of similar market potential at a similar stage in development or product life, taking into account all scientific, commercial and other factors that such Party and its Affiliates would typically take into account, including (i) issues of expected and actual cost and time to develop, (ii) the stage of development, (iii) efficacy and safety, (iv) actual or anticipated Regulatory Approval, (v) the expected and actual labeling, (vi) expected and actual profitability (including royalties and other payments required hereunder), (vii) expected and actual competitiveness of alternative Third Party products (including generic products) in the marketplace, (viii) and the nature and extent of expected and actual market exclusivity (including patent coverage, proprietary position and Regulatory Exclusivity), (ix) the expected and actual reimbursability and pricing and (x) the expected and actual amounts of marketing and promotional expenditures required; provided, that in any event such efforts and resources shall be no less than the efforts used by similarly situated and reputable companies in each Party’s respective industry (taking into account the foregoing scientific, commercial and other factors); and

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1.31.2

with respect to an activity that is [***] as permitted hereunder, the exercise of such care and the dedication of such efforts by such Party or its Affiliate with respect to (a) [***], (b) [***], and (c) [***], in each case ((a), (b), and (c)), as are consistent with the standards typically applied by [***] and, in any event, at least the level of efforts and resources required of such Party as set forth in Section 1.31.1.

1.32	“Competitive Infringement” has the meaning set forth in Section 12.4.1.
1.33	“Competitive Program” means any program [***], including any [***].
1.34

“Confidential Information” means any Information or data provided orally, visually, in writing or other form by or on behalf of one (1) Party (or an Affiliate or representative of such Party) to the other Party (or to an Affiliate or representative of such Party) in connection with this Agreement, whether prior to, on, or after the Effective Date, including Information relating to the terms of this Agreement, any Eligible Target, Selected Target, any Restricted Target or any Licensed Product, any Exploitation of any Eligible Target, Selected Target or any RNAi Molecule, Licensed Compound or Licensed Product, any Know-How with respect thereto developed by or on behalf of the disclosing Party or its Affiliates (including AZ Research Know-How and Silence Research Know-How, as applicable), or the scientific, regulatory, or business affairs or other activities of either Party.  Notwithstanding the foregoing, (a) Silence Background IP and Silence Research IP will be considered Confidential Information of Silence, (b) AZ Background IP and AZ Research IP will be considered Confidential Information of AZ, and (c) Joint Research IP shall be deemed to be the Confidential Information of both Parties and both Parties shall be deemed to be the receiving Party and the disclosing Party with respect thereto.

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1.35

“Control” means, with respect to any item of Information, Know-How, material, Patent, or other property right, the possession of the right, whether directly or indirectly, and whether by ownership, license, covenant not to sue, or otherwise (other than by operation of the license and other grants in this Agreement), to grant a license, sublicense, or other right to or under such Information, Know-How, material, Patent, or other property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party; provided, however, that if (a) the grant to the other Party of access to or a license under such item or right and/or (b) the exercise by the other Party of rights under such license, as provided herein, in either case ((a) or (b)), would trigger a payment obligation by a Party to a Third Party, such item or right, as applicable, shall only be deemed to be Controlled by a Party if the other Party agrees to (i) assume such payment obligation with respect thereto, (ii) be bound by any obligations that are required to be passed on to any sublicensees with respect thereto, and (iii) indemnify the Party deemed to Control such Information, Know-How, material, Patent or other property right, on terms reasonably acceptable to such indemnified Party in respect of all Third Party claims relating to the use by the other Party of such Information, Know-How, material, Patent or other property right.

1.36

“Cover” means, with respect to a particular subject matter at issue and a relevant Patent, that, in the absence of ownership of or a license under such Patent, the manufacture, use, sale, offer for sale, or importation of such subject matter would infringe one or more issued Valid Claims of such Patent, or, as to a pending claim included in such Patent, the manufacture, use, sale, offer for sale, or importation of such subject matter would infringe such Patent if such pending claim were to issue in an issued patent.

1.37	“CTA” has the meaning set forth in the definition of “IND” in Section 1.37.

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1.38

“Development” means, excluding all activities to be carried out by Silence hereunder, all activities related to non-clinical or clinical development of an RNAi Molecule, Licensed Compound and/or Licensed Product conducted on or after the filing of a first IND in respect thereof, including, without limitation, testing, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, Clinical Studies, including Manufacturing in support thereof, statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing, and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval.  When used as a verb, “Develop” means to engage in Development.  For purposes of clarity, Development shall include any submissions (and activities required in support thereof) required by Applicable Laws or a Regulatory Authority as a condition or in support of obtaining a pricing or reimbursement approval for an approved Licensed Product.

1.39

“Development Candidate Criteria” means, on a Selected Target-by-Selected Target basis, those specific development candidate criteria set out in the relevant Research Plan, which in each case shall be consistent with the criteria set out in the general form of Research Plan attached hereto as Schedule 1.116.

1.40

“Development Candidate Data Package” means, with respect to a particular Licensed Compound, a report setting out the data generated by or on behalf of the Parties in performing activities under the applicable Research Plan in respect of such Licensed Compound with the intended aim of demonstrating its compliance with the Development Candidate Criteria, and any other information identified in the applicable Research Plan that is agreed to form part of the Development Candidate Data Package.

1.41	“Dispute” has the meaning set forth in Section 17.7.
1.42	“Distributor” has the meaning set forth in Section 7.4.
1.43	“Dollars” or “$” means United States Dollars.

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1.44

“Dose Range Finding Study” or “DRF Study” means an animal toxicology study designed to provide toxicological and toxicokinetic assessment early in the drug development process.  Data from DRF Studies are used to determine potential target tissues of toxicity and also to select doses for future GLP Toxicology Studies.

1.45

“Drug Approval Application” means (a) a New Drug Application, submitted to the FDA pursuant to 21 CFR § 314.50 (“NDA”); (b) a Biologics License Application submitted to the FDA pursuant to Section 351(a) of the Public Health Service Act and the regulations promulgated thereunder (“BLA”); (c) an application for authorization to market and/or sell a biological or pharmaceutical product submitted to a Regulatory Authority in any country or jurisdiction other than the U.S., including, with respect to the European Union, a marketing authorization application filed with the EMA pursuant to the Centralized Approval Procedure or with the applicable Regulatory Authority of a country in the European Economic Area with respect to the decentralized procedure, mutual recognition or any national approval procedure (“MAA”); or (d) with respect to any biological or pharmaceutical product for which a NDA, BLA or MAA has been approved by the applicable Regulatory Authority, an application to supplement or amend such NDA, BLA or MAA to expand the approved label for such biological product to include use of such biological product for an additional Indication.

1.46	“Effective Date” means the effective date of this Agreement as set forth in the preamble hereto.
1.47	“Eligible Target” has the meaning given in Section 3.2.
1.48	“Eligible Target Pool” has the meaning given in Section 3.2.
1.49	“Eligible Target Pool Cap” has the meaning given in Section 3.2.
1.50	“EMA” means the European Medicines Agency and any successor agency or authority having substantially the same function.

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1.51	“European Union” means the economic, scientific, and political organization of member states known as the European Union, as its membership may be altered from time to time, and any successor thereto.
1.52

“Exclusivity Period” means, on an Eligible Target-by-Eligible Target (or, as applicable, Selected Target-by-Selected Target) basis, that period of time beginning on the date that [***] or the date that [***], and ending on the date that the first of the following events occurs in respect of such Eligible Target or Selected Target (as applicable):

1.52.1	such Eligible Target is [***] for any reason, other than [***];
1.52.2	such Selected Target is [***];
1.52.3	[***] in respect of such Selected Target [***];
1.52.4	in the event that [***] in respect of such Selected Target occurs; or
1.52.5	[***] (whether [***], or [***]relates to such Eligible Target or Selected Target, as the case may be) [***].
1.53	“Expired Target” has the meaning set forth in Section 6.4.
1.54

“Exploit” or “Exploitation” means to make, have made, import, have imported, export, have exported, use, have used, sell, have sold, offer for sale, or have offered for sale, including to Research, Develop, Commercialize, register, modify, enhance, improve, Manufacture, have Manufactured, hold, or keep (whether for disposal or otherwise), or otherwise dispose of.

1.55	“FDA” means the United States Food and Drug Administration and any successor agency or authority having substantially the same function.
1.56	“Field” means all therapeutic, prophylactic, palliative and diagnostic uses in humans and animals.

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1.57

“First Commercial Sale” means, with respect to a Licensed Product and a country, the first sale for monetary value for use or consumption by the end user of such Licensed Product in such country after Regulatory Approval for the sale of such Licensed Product has been obtained in such country.  Sales prior to receipt of Regulatory Approval for such Licensed Product, such as so-called “treatment IND sales”, “named patient sales”, and “compassionate use sales”, shall not constitute a First Commercial Sale.

1.58

“FTE” means the equivalent of the work of one (1) appropriately qualified individual working on a full-time basis in performing work in connection with this Agreement for a twelve (12) month period (consisting of at least a total of [***] hours per Year of scientific, technical or operational work (excluding administrative services)).

1.59	“FTE Cost” means the FTE Rate multiplied by the number of FTEs applied by Silence to the performance of the relevant activity in accordance with the applicable Research Plan.
1.60

“FTE Rate” means, for the period from the Effective Date to 31 December 2020, [***]. Thereafter, the FTE Rate shall be increased or decreased on 1 January of each year by the annual percentage increase or decrease in the UK Consumer Price Inflation published by the UK Office of National Statistics.

1.61

“Fully Burdened Manufacturing Cost” or “FBMC” means (a) in respect of the Manufacture and supply of a Licensed Product by Silence, the actual cost of such Manufacturing incurred by Silence, including the costs of raw materials, direct and identifiable labor costs (calculated at the FTE Rate), intermediates and components, drug substance and drug product manufacturing, labelling and packaging, quality assurance and stability testing, QC release testing of drug substance and drug product, QA batch record review and release of product, storage and freight, shipping, tariffs and export fees; provided that the actual cost of such Manufacturing incurred by Silence will be calculated in accordance with Accounting Standards and Silence and its Affiliates’ policies and procedures for its other products, in each case consistently applied (and such plant operations and support services costs will be allocated consistent with accounting

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principles and the other products in that facility); and, notwithstanding anything to the contrary, such actual cost will exclude all costs which cannot be linked to a specific Manufacturing activity such as charges for corporate overhead which are not controllable by the Manufacturing plant, together with any idle or excess capacity costs that are not reasonably necessary to meet the supply demand as set forth in the applicable Research Plan or Supply Agreement, any indirect taxes, and any amounts payable by Silence to a Third Party due to the negligence or misconduct of Silence or its Affiliates; and (b) in respect of any activities subcontracted to a Third Party, the amount invoiced by the relevant Third Party for such activity, which amount shall be passed-through to AZ without any mark-up by Silence or its Affiliates.

1.62	“Generic Competition” has the meaning set forth in Section 10.4.3(b).
1.63

“Generic Product” means, with respect to a Licensed Product, (a) any product that is sold by a Third Party under a Regulatory Approval granted by a Regulatory Authority to a Third Party, which Third Party has not obtained the right to market or sell such product from AZ (including as a Sublicensee, subcontractor, or Distributor of AZ or any of its Affiliates) and [***] and (b) is approved in reliance, in whole or in part, on the prior approval (or on data supporting safety or efficacy data submitted in support of the prior approval) of such Licensed Product as determined by the applicable Regulatory Authority, including but not limited to any product authorized for sale (i) in the U.S. pursuant to Section 505(b)(2) or Section 505(j) of the FD&C Act (21 U.S.C. 355(b)(2) and 21 U.S.C. 355(j), respectively), (ii) in the E.U. pursuant to a provision of Articles 10, 10a or 10b of Parliament and Council Directive 2001/83/EC as amended (including an application under Article 6.1 of Parliament and Council Regulation (EC) No 726/2004 that relies for its content on any such provision), or (iii) in any other country or jurisdiction pursuant to the equivalents of such provisions, including any amendments and successor statutes with respect to the subsections (i) through (iii).  A Licensed Product authorized by AZ or any of its Affiliates or Sublicensees as an authorized generic product whether or not marketed by AZ or a Third Party will not constitute a Generic Product.

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1.64

“GLP Toxicology Study” means an animal pharmacology and toxicology study conducted using current good laboratory practice that is used to assess whether a Licensed Product is reasonably safe for initial testing in humans and to support an IND.

1.65

“Governmental Authority” means any court, administrative body, local authority or other governmental or quasi-governmental entity with competent jurisdiction, any supra-national, national, federal, state, municipal, provincial or local governmental, regulatory or administrative authority, agency, commission, court tribunal, arbitral body, self-regulated entity, private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority or other governmental entity, including any relevant Regulatory Authority.

1.66

“Government Official” means (a) any Person acting on behalf of a government, government-controlled agency or entity or public international organization, (b) any political party, party official or candidate, (c) any Person who holds or performs the duties of an appointment, office or position created by custom or convention or (d) any Person who holds himself out to be the authorized intermediary of any of the foregoing.

1.67	“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all rules and regulations promulgated thereunder.
1.68

“IND” means an application filed with a Regulatory Authority for authorization to commence Clinical Studies, including (a) an Investigational New Drug Application as defined in the United States Federal Food, Drug, and Cosmetic Act, as amended, or any successor application or procedure filed with the FDA, (b) any equivalent of a United States IND in other countries or regulatory jurisdictions, (e.g., a Clinical Trial Application (“CTA”)), and (c) all supplements, amendments, variations, extensions, and renewals thereof that may be filed with respect to the foregoing.

1.69	“Indemnitee” has the meaning set forth in Section 15.3.
1.70	“Indemnitor” has the meaning set forth in Section 15.3.

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1.71

“Indication” means a disease, disorder, illness, or health condition and all of its associated signs, symptoms, stages, or any progression of the foregoing (including precursor conditions), in each case, for which a separate Phase 3 Trial is required.

1.72	“Indirect Taxes” has the meaning set forth in Section 11.3.2.
1.73

“Information” means all knowledge of a technical, scientific, business or other nature, including know-how, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, regulatory data, and other biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, reagents (e.g., plasmids, proteins, cell lines, assays and compounds) and biological methodology; in each case (whether or not confidential, proprietary, patented or patentable, or of commercial advantage) in written, electronic, or any other form now known or hereafter developed.

1.74	“Initiation” means, with respect to a Clinical Study, the first dosing of the first (1st) human subject in such Clinical Study. “Initiate” has a correlative meaning.
1.75	“Joint Research IP” means the Joint Research Patents and Joint Research Know-How.
1.76

“Joint Research Know-How” means any and all Know-How that is developed or invented after the Effective Date jointly by or on behalf of AZ on the one hand, and by or on behalf of Silence on the other hand, in performing activities under each Research Plan.  For clarity, Joint Research Know-How specifically excludes AZ Background Know-How, AZ Research Know-How, Silence Background Know-How, and Silence Research Know-How.

1.77	“Joint Research Patents” means any and all Patents that Cover any Joint Research Know-How.
1.78	“Joint Steering Committee” or “JSC” has the meaning set forth in Section 2.1.

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1.79

“Know-How” means any and all data, results, inventions, methods, processes, practices, trade secrets, techniques, technology, and other proprietary Information, whether patentable or not, but which are not generally known, including discoveries, formulae, materials (including chemicals), biological materials (including expression constructs, nucleic acid sequences, amino acid sequences, and cell lines), clinical trial and patient selection designs and methodology, test data (including pharmacological, toxicological, pre-clinical and clinical information and test data), analytical and quality control data (including drug stability data), manufacturing technology and data (including formulation data), and sales forecasts, data and descriptions.

1.80

“Knowledge” means the actual knowledge of Silence’s Chief Executive Officer (or equivalent thereof, including, if applicable, the Executive Chairman) and each officer reporting directly thereto (including but not limited to the Head of Business Development, General Counsel, Chief Patent Officer, Chief Financial Officer, Head of Human Resources, Head of Manufacturing, Head of Research & Development and Chief Medical Officer), in each case, after reasonable due inquiry.

1.81

“Licensed Compound” means a compound [***]. Each Licensed Compound includes [***] that are incorporated into such Licensed Compound.  For the avoidance of doubt, all compounds which fall within the scope of this definition shall constitute “Licensed Compounds,” as set forth more fully in Section 7.1.2, notwithstanding [***].  For clarity, [***] means that [***] of a Selected Target by [***] than [***] non-selected target [***].

1.82

“Licensed Product” means a pharmaceutical product containing one (1) or more Licensed Compounds as an active pharmaceutical ingredient, whether alone or in combination with one (1) or more Other Active Ingredients, and in any form, formulation, dosage form and strength, and for any mode of delivery.  For clarity, pharmaceutical products which contain identical Licensed Compound(s) whether or not with Other Active Ingredients, and whether or not they are in a different pharmaceutical form, formulation, dosage form, dosage strength, or which have a different mode of delivery, shall be treated as one and the same Licensed Product for the purposes of this definition.

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1.83	“Losses” has the meaning set forth in Section 15.1.
1.84	“Major Market” means any of [***].
1.85

“Manufacture” and “Manufacturing” means all activities related to the synthesis, making, production, processing, purifying, formulating, filling, finishing, packaging, labelling, shipping, and holding of any molecule, product or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial production and analytic development, product characterization, supply chain, stability testing, quality assurance testing and release, and quality control.

1.86	“Mono Product” has the meaning set forth in the definition of “Net Sales” in Section 1.87.
1.87

“Net Sales” means, with respect to a Licensed Product for any period, the total amounts billed or invoiced on sales of such Licensed Product during such period by AZ, its Affiliates, or Sublicensees in the Territory to Third Parties (including to Distributors), in bona fide arm’s length transactions, less the following deductions, in each case related specifically to the Licensed Product and not otherwise recovered by or reimbursed to AZ, its Affiliates, or Sublicensees:

(a)	trade, cash and quantity discounts;
(b)	taxes on sales (such as sales, value added, or use taxes) to the extent added to the sale price and set forth separately as such in the total amount invoiced;
(c)	amounts repaid or credited by reason of rejections, defects, return goods allowance, recalls or returns, or because of retroactive price reductions;
(d)

rebates (or their equivalent), administrative fees, chargebacks and retroactive price adjustments and any other similar allowances granted to Third Parties (including to Governmental Authorities, purchasers, reimbursers, customers, distributors, wholesalers, and managed care organizations (and other similar

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entities and institutions)) which effectively reduce the selling price or gross sales of such Licensed Product;
(e)

the portion of administrative fees paid during the relevant time period to group purchasing organizations, pharmaceutical benefit managers or Medicare Prescription Drug Plans relating to such Licensed Product;

(f)	freight, insurance, import/export, and other transportation charges to the extent added to the sale price and set forth separately as such in the total amount invoiced;
(g)	[***]; and
(h)	[***] provided always that [***].

Net Sales shall not include transfers or dispositions for charitable, promotional, pre-clinical, clinical, regulatory, or governmental purposes, provided such transfers or dispositions take place for no consideration.  Net Sales shall include the amount or fair market value of all other consideration received by AZ, its Affiliates, or Sublicensees in respect of a Licensed Product, whether such consideration is in cash, payment in kind, exchange, or other form.  Net Sales shall not include sales between or among AZ, its Affiliates, or Sublicensees.

Subject to the above, Net Sales shall be calculated in accordance with the standard internal policies and procedures of AZ, its Affiliates, or Sublicensees, which must be in accordance with Accounting Standards and consistent with the audited net sales reported externally by AZ.

For the purposes of calculating Net Sales, all Net Sales shall be converted into Dollars in accordance with Section 11.2.

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In the event a Licensed Product is a Combination Product, the Net Sales for such Combination Product shall be calculated as follows:

i.

If AZ, its Affiliate, or Sublicensee separately sells in such country or other jurisdiction, (A) a product containing as its sole active ingredient a Licensed Compound contained in such Combination Product (the “Mono Product”) and (B) products containing as their sole active ingredients the Other Active Ingredients in such Combination Product, the Net Sales attributable to such Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where: “A” is AZ’s (or its Affiliate’s or Sublicensee’s, as applicable) average Net Sales price during the period to which the Net Sales calculation applies for the Mono Product in such country or other jurisdiction and “B” is AZ’s (or its Affiliate’s or Sublicensee’s, as applicable) average Net Sales price during the period to which the Net Sales calculation applies in such country or other jurisdiction, for products that contain as their sole active ingredients the Other Active Ingredients in such Combination Product.

ii.

If AZ, its Affiliate, or Sublicensee separately sells in such country or other jurisdiction the Mono Product but does not separately sell in such country or other jurisdiction products containing as their sole active ingredients the Other Active Ingredients in such Combination Product, the Net Sales attributable to such Combination Product shall be calculated by multiplying the Net Sales of such Combination Product by the fraction A/C where: “A” is AZ’s (or its Affiliate’s or Sublicensee’s, as applicable) average Net Sales price during the period to which the Net Sales calculation applies for the Mono Product in such country or other jurisdiction, and “C” is AZ’s (or its Affiliate’s or Sublicensee’s, as applicable) average Net Sales price in such country or other jurisdiction during the period to which the Net Sales calculation applies for such Combination Product.

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iii.

If AZ, its Affiliates, and Sublicensees do not separately sell in such country or other jurisdiction the Mono Product but do separately sell products containing as their sole active ingredients the Other Active Ingredients contained in such Combination Product, the Net Sales attributable to such Combination Product shall be calculated by multiplying the Net Sales of such Combination Product by the fraction (D-E)/D where: “D” is the average Net Sales price during the period to which the Net Sales calculation applies for such Combination Product in such country or other jurisdiction and “E” is the average Net Sales price during the period to which the Net Sales calculation applies for products that contain as their sole active ingredients the Other Active Ingredients in such Combination Product.

iv.

If AZ, its Affiliates, and Sublicensees do not separately sell in such country or other jurisdiction both the Mono Product and the Other Active Ingredients in such Combination Product, the Net Sales attributable to such Combination Product shall be determined by the Parties in good faith based on the relative fair market value of such Mono Product and such Other Active Ingredient(s).  If the Parties cannot agree on such relative value, the Dispute shall be resolved pursuant to Section 17.7.

1.88	“Nominated Target” means those human gene targets proposed pursuant to Section 3.1.
1.89	“Option” has the meaning set forth in Section 6.1.
1.90	“Option Exercise Date” means, on an Option-by-Option basis, the date that Silence receives written notification that AZ wishes to exercise such Option, pursuant to Section 6.1.
1.91	“Option Exercise Effective Date” means on an Option-by-Option basis, the later of (i) the Option Exercise Date and (ii) the date on which the last applicable Antitrust Clearance is obtained.
1.92	“Option Exercise Payment” has the meaning set forth in Section 6.2.

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1.93

“Option Term” means, on a Selected Target-by-Selected Target basis, the period of time commencing on the date that such human gene target is selected as a Selected Target pursuant to Section 3.4.2, and expiring on the earlier of: (i) [***]calendar days after an Option Trigger Event with respect to such Selected Target, (ii) termination of this Agreement as a whole, or (iii) termination of this Agreement to the extent relating to the relevant Selected Target.  Notwithstanding anything to the contrary in this Section 1.93, the Parties may (in their absolute discretion) mutually agree in writing to an alternative date for expiration of any Option Term.

1.94	“Option Trigger Event” means [***] or [***].
1.95

“Other Active Ingredient” means any component that provides pharmacological activity or other direct therapeutic effect in the Field or that therapeutically affects the structure or any function of the body whereby such component (a) is not Covered by a Valid Claim of the Silence Background Patents, Silence Research Patents, or the Joint Research Patents, and (b) is not derived by AZ, its Affiliates, and/or Sublicensees from the Silence Background Know-How, Silence Research Know-How, or Joint Research Know-How.

1.96	“Patent Challenge” has the meaning set forth in Section 16.4.
1.97

“Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications and any and all rights to claim priority thereto, (b) all patent applications filed either from such patents, patent applications, or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents, and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations, and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications or other patents resulting from post-grant proceedings ((a), (b), and

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(c)), and (e) any similar patent rights, including so-called pipeline protection or any importation, revalidation, confirmation, or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

1.98	“Patent Working Group” has the meaning set forth in Section 12.1.
1.99

“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department, or agency of a government.

1.100

“Phase 1 Trial” means a human clinical trial of a Licensed Product that satisfies the requirements for a Phase 1 study as defined in 21 CFR § 312.21(a) (or any amended or successor regulations), regardless of where such clinical trial is conducted.

1.101

“Phase 2 Trial” means a human clinical trial of a Licensed Product that satisfies the requirements for a Phase 2 study as defined in 21 CFR § 312.21(b) (or any amended or successor regulations), regardless of where such clinical trial is conducted.

1.102

“Phase 3 Trial” means a human clinical trial of a Licensed Product that satisfies the requirements for a Phase 3 study as defined in 21 CFR § 312.21(c) (or any amended or successor regulations), regardless of where such clinical trial is conducted.

1.103

“Phase 4 Trial” means a human Clinical Trial of a Licensed Product conducted after Regulatory Approval of such Licensed Product has been obtained from an appropriate Regulatory Authority, and includes (a) trials conducted voluntarily for enhancing marketing or scientific knowledge of an approved indication and (b) trials conducted after Regulatory Approval due to request or requirement of a Regulatory Authority or as a condition of a previously granted Regulatory Approval, including studies conducted in response to a pediatric written request or condition of approval studies.

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1.104	“PMDA” means Japan’s Pharmaceuticals and Medical Devices Agency and any successor agency or authority having substantially the same function.
1.105	“Product Specific Patent” means [***] that (a) specifically and solely claims [***] (including [***]) and/or [***], and (b) does not claim [***] that [***] other than [***].
1.106	“Publishing Party” has the meaning set forth in Section 13.5.3.
1.107	“Quality Agreement” has the meaning set forth in Section 9.1.2.
1.108

“Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date, and the last Quarter shall end on the last day of the Term.

1.109

“Regulatory Approval” means, with respect to a country or other jurisdiction in the Territory, any and all approvals (including Drug Approval Applications), licenses, registrations, or authorizations of any Regulatory Authority necessary to Commercialize a Licensed Product in such country or other jurisdiction, including, where applicable, pricing or reimbursement approval in such country or other jurisdiction.

1.110

“Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local governmental or regulatory authority, agency, department, bureau, commission, council, or other entities (e.g., the FDA, EMA, and PMDA) regulating or otherwise exercising authority with respect to activities contemplated in this Agreement, including the Exploitation of any Licensed Products in the Territory.

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1.111

“Regulatory Exclusivity” means, with respect to any country or other jurisdiction in the Territory, an additional market protection, other than Patent protection, granted by a Regulatory Authority in such country or other jurisdiction which confers an exclusive Commercialization period during which AZ or its Affiliates or Sublicensees have the exclusive right to market and sell a Licensed Product in such country or other jurisdiction through a regulatory exclusivity right (e.g., new chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, pediatric exclusivity, or any applicable data exclusivity).

1.112	“Replaced Target” has the meaning set out in Section 4.3.3(a).
1.113

“Research” means (i) all activities to be carried out by Silence hereunder and (ii) all activities carried out by or on behalf of a Party hereunder (whether on its own or jointly with the other Party) that is related to pre-clinical research and development of an RNAi Molecule, Licensed Compound and/or Licensed Product, conducted prior to the filing of a first IND in respect thereof.  When used as a verb, “Researching” means to engage in Research.  For purposes of clarity, Research shall not include Development, Commercialization, or any other activities conducted in respect of an RNAi Molecule, Licensed Compound and/or Licensed Product following the filing of a first IND in respect thereof.

1.114	“Research Budget” has the meaning set forth in Section 4.2.
1.115

“Research Collaboration Term” means the period commencing on the Effective Date and ending upon the later of (i) the expiration of the Option Term relating to the final Selected Target in the Selected Target Cap or (ii) the Option Exercise Effective Date relating to the final Selected Target in the Selected Target Cap unless this Agreement is terminated earlier, in which case such early termination also terminates the Research Collaboration Term.

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1.116

“Research Plan” means the specific research plan that shall form the basis of the Research work for a Selected Target, and which shall be consistent in format with the general form of Research Plan attached hereto as Schedule 1.116.

1.117

“Research Plan Team Leader” means the representative designated by each Party pursuant to Section 3.7 who will have responsibility for overseeing the day-to-day activities of such Party to be conducted pursuant to the applicable Research Plan, and who will be the primary point of contact between the Parties with respect to the applicable Research Plan.

1.118

“Research Plan Term” means the term of any Research Plan in respect of a particular Selected Target, which shall commence on the date that the Parties agree that activities thereunder shall begin and shall not exceed [***] after commencement of such activities, unless otherwise agreed in writing or which is extended pursuant to Section 4.5.

1.119	“Restricted Targets” means those human gene targets which, at the time that AZ proposes them as Nominated Targets, are:
1.119.1	[***];
1.119.2	[***]; or
1.119.3	[***].
1.120	“Returned Target” has the meaning set out in Section 16.6.1.
1.121	“RNA” means ribonucleic acid.
1.122

“RNAi Molecule” means any exogenous double-stranded oligonucleotide (i.e. RNA or modified variants thereof) molecule inducing RISC-mediated cleavage and degradation of the target RNA (where RISC means RNA-induced silencing complex).

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1.123

“Royalty Term” means, with respect to each Licensed Product and each country in the Territory, the period beginning on the date of the First Commercial Sale of such Licensed Product in such country, and ending on the later to occur of (a) the expiration of the last-to-expire Valid Claim of any [***] that Covers the composition of matter of the Licensed Compound contained in such Licensed Product in such country, (b) the expiration of Regulatory Exclusivity for such Licensed Product in such country, and (c) the [***] anniversary of the First Commercial Sale of such Licensed Product in such country.

1.124	“Selected Target” means any one of the human gene targets designated by AZ as a Selected Target in accordance with Section 3.5, provided that [***].
1.125	“Selected Target Cap” has the meaning set forth in Section 3.6.
1.126	“Selected Target Cap Option” has the meaning set forth in Section 3.6.
1.127

“Senior Officer” means, with respect to Silence, its Chief Executive Officer (or equivalent thereof, including, if applicable, the Executive Chairman) or his/her designee, and with respect to AZ, its Executive Vice-President, BioPharmaceuticals R&D or his/her designee.

1.128	“Silence Acquiror” means any AZ Competitor acquiring a Controlling Interest in Silence (or in a Holding Company of Silence) or its property or business pursuant to a Silence Change of Control.
1.129	“Silence Background IP” means the Silence Background Patents and Silence Background Know-How.
1.130

“Silence Background Know-How” means any and all Know-How Controlled by Silence or any of its Affiliates (i) on the Effective Date or (ii) which has been generated solely by or on behalf of Silence during the Term otherwise than in the performance of this Agreement, and in each case (i) and (ii) solely to the extent that such Know-How is necessary or reasonably useful to Exploit Licensed Compounds or Licensed Products.

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1.131

“Silence Background Patents” means any and all Patents Controlled by Silence or any of its Affiliates on the Effective Date (including the Patents set forth on Schedule 1.131 which may be amended in writing from time to time) or during the Term that solely Cover any Silence Background Know-How.

1.132	“Silence Change of Control” means:

(a) a transaction in which Silence (or a Holding Company of Silence) sells, conveys or otherwise disposes of all or substantially all of its property or business; or

(b) (i) a transaction in which Silence (or a Holding Company of Silence) merges or consolidates with any other Person (other than a wholly-owned subsidiary of Silence (or of a Holding Company of Silence)), or (ii)  any other transaction or series of transactions; in each case of clause (i) or (ii), in consequence of which any Person and/or any group of Persons acting in concert (as such expression is defined in the Code) acquires a Controlling Interest in Silence (or in a Holding Company of Silence).

Notwithstanding the foregoing subsection (b), a Silence Change of Control will not include any transaction or series of related transactions principally conducted by Silence (or a Holding Company of Silence) for bona fide equity financing purposes in which cash is received, or indebtedness is cancelled or converted, or a combination thereof occurs and pursuant to which the Person and/or any group of Persons acting in concert (as such expression is defined in the Code) acquiring the Controlling Interest in Silence (or in a Holding Company of Silence) is not an AZ Competitor.

For purposes of Section 1.128 and this Section 1.132, the following capitalized terms shall have the meanings set out below:

“AZ Competitor” means a Person that is (a) [***] and/or (b) [***]; and

“Code” means the City Code on Takeovers and Mergers;

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“Controlling Interest” means an interest in shares giving to the holder or holders the power to secure (a) by means of the holding of shares or the possession of voting power in relation to that or any other body corporate and/or (b) as a result of any powers conferred by the articles of association or other document regulating that or any other body corporate (i) the election of a majority of the members of the company’s board of directors or similar governing body and/or (ii) that the affairs of the company are conducted in accordance with such holder or holder’s wishes; and

“Holding Company” has the meaning given to “holding company” in section 1159 of the Companies Act 2006.

1.133	“Silence COC Notification Date” has the meaning set forth in Section 17.3.
1.134	“Silence Indemnitees” has the meaning set forth in Section 15.1.
1.135	“Silence Research IP” means the Silence Research Patents and Silence Research Know-How.
1.136

“Silence Research Know-How” means any and all Know-How that is developed or invented after the Effective Date solely by or on behalf of Silence or its Affiliates in performing activities under any Research Plan.  For clarity, Silence Research Know-How specifically excludes Silence Background Know-How and Joint Research Know-How.

1.137	“Silence Research Patents” means any and all Patents Controlled by Silence after the Effective Date that Cover any Silence Research Know-How.
1.138	“Subcontractor” has the meaning set forth in Section 4.3.4
1.139

“Sublicensee” means a Third Party, other than a Distributor, to whom AZ (or a sublicensee of AZ) grants a sublicense to Develop, use, import, promote, offer for sale, sell, have sold, or otherwise Commercialize any Licensed Product in the Field in the Territory.

1.140	“Supply Agreement” has the meaning set forth in Section 9.1.2.
1.141	“Term” has the meaning set forth in Section 16.1.
1.142	“Territory” means worldwide.

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1.143	“Third Party” means any Person other than Silence, AZ, or an Affiliate of Silence or AZ.
1.144

“Valid Claim” means either: (a) a claim of a pending Patent application, which claim was filed and is being prosecuted in good faith and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application, provided that such prosecution has not been on-going for more than [***] years from its earliest priority date and provided further that if, thereafter, a patent containing such claim issues, then such claim shall thereafter be considered a Valid Claim in accordance with clause (b) below; or (b) a claim of any issued and unexpired Patent for which the validity, enforceability, or patentability has not been affected by any of the following: (x) irretrievable lapse, abandonment, revocation, dedication to the public, or disclaimer; or (y) a holding, finding, or decision of invalidity, unenforceability, or non-patentability by a court, governmental agency, national or regional patent office, or other appropriate body that has competent jurisdiction, such holding, finding, or decision being final and unappealable or unappealed within the time allowed for appeal.

1.145	“Validation Cap” has the meaning set forth in Section 3.4.1
1.146	“Validation Tool Compound” has the meaning set forth in Section 3.4.1
1.147	“Withholding Party” has the meaning set forth in Section 11.3.1.
1.148

“Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.

1.149	In this Agreement:
1.149.1	all references to a particular clause or schedule shall be a reference to that clause or schedule in or to this Agreement as it may be amended from time to time pursuant to this Agreement;
1.149.2	the headings are inserted for convenience only and shall be ignored in construing this Agreement;

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1.149.3	words importing the masculine gender shall include the feminine and vice versa and words in the singular include the plural and vice versa;
1.149.4	the words “include”, “included”, and “including” are to be construed without conveying any limitation to the generality of the preceding words;
1.149.5	reference to any statute or regulation includes any modification or re-enactment of that statute or regulation;
1.149.6

any reference to notices or consent being sought or given in writing shall require the consent or notice to be signed by an appropriately authorized person and shall not include consents or notices conveyed by email; and

1.149.7

in the event of any inconsistency or conflict between this Agreement and any of the schedules attached hereto, the provision set forth in the main body of this Agreement shall prevail over the conflicting provision in the attached schedule.

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ARTICLE 2
COLLABORATION MANAGEMENT

2.1

Joint Steering Committee.  Within fifteen (15) days after the Effective Date, or as mutually agreed to by the Parties, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”).  The JSC shall consist of two (2) representatives from each of the Parties, each with the requisite experience and seniority to enable such person to make decisions on behalf of the Parties with respect to the issues falling within the responsibility of the JSC.  From time to time, notwithstanding good faith efforts to ensure the continuity of the key personnel representing the Parties on the JSC, each Party may substitute one (1) or more of its representatives to the JSC by providing prior written confirmation (which may be by email) to the other Party, provided such substituted JSC member possesses the requisite experience and seniority to enable such person to make decisions on behalf of the Parties as provided herein.  The chairperson of the JSC shall be selected by AZ.  From time to time, AZ may change the representative who will serve as chairperson on written notice to Silence.

2.2

Specific Responsibilities of the JSC.  The JSC shall review the strategy for and oversee the Research Plans for the Collaboration Research of the RNAi Molecules and the Licensed Compounds directed to such Selected Target under each Research Plan.  In particular, the JSC shall:

2.2.1	collaboratively discuss and identify human gene targets which the Parties may be interested to pursue as part of the Collaboration;
2.2.2	receive notification from Silence as to whether a Nominated Target is or is not a Restricted Target;
2.2.3	review and discuss the outcome of all validation research activities;

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2.2.4	review, discuss and determine whether to suspend the Eligible Target Pool Cap in accordance with Section 3.3.1;
2.2.5	discuss whether or not an Eligible Target is suitable for designation as a Selected Target;
2.2.6	review and discuss the activities to be conducted in each Research Plan for confirmation by the Parties pursuant to Section 3.7.
2.2.7	identify a Research Plan Team Leader for each Party, which individuals shall establish a project team for each Research Plan;
2.2.8	review and discuss the overall status of each Research Plan and the conduct of Research activities under each Research Plan;
2.2.9	review and discuss the results of each activity under each Research Plan, whether completed or ongoing;
2.2.10	review and agree to any amendment to a Research Plan;
2.2.11	establish a Patent Working Group to review and discuss the prosecution strategy for Silence Research Patents and Joint Research Patents, as set forth more fully in Section 12.1;
2.2.12

review and discuss the Manufacturing requirements for DRF Studies, GLP Toxicology Studies and the first Phase 1 Trial in relation to a particular Selected Target, pursuant to Sections 9.1.1(b) and 9.1.1(c);

2.2.13

on an as-needed basis, establish subcommittees to perform specific duties of the JSC, direct each such subcommittee to perform the functions for which it is established, and oversee each subcommittee, including resolution of disputes raised to the JSC by any subcommittee;

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2.2.14

perform such other functions, and direct each subcommittee to perform such other functions, as are set forth herein or as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement.

2.3

Disbandment.  The JSC shall continue to exist until the first to occur of (a) the Parties mutually agreeing to disband the JSC and (b) completion of the Research Collaboration Term (unless otherwise mutually agreed in writing).  Notwithstanding anything herein to the contrary, upon the first to occur of the foregoing (a) or (b), the JSC shall automatically dissolve and shall have no further rights or obligations under this Agreement, and thereafter (i) each Party shall designate, to the extent necessary, a contact person for the exchange of Information under this Agreement or such exchange of Information shall be made through the Alliance Managers, and (ii) decisions of the JSC, if any, shall be decisions as between the Parties, subject to the other terms and conditions of this Agreement.  For clarity, the Patent Working Group shall survive dissolution of the JSC until such time as the Parties mutually agree to disband it.

2.4

Location of Meetings.  The JSC shall meet at least once per Quarter, or as otherwise agreed to by the Parties.  JSC meetings may be held in person or by audio or video teleconference; provided that unless otherwise agreed, at least one (1) meeting per Year shall be held in person.  In-person meetings shall be held at locations in any of the United Kingdom, Germany or Sweden, as alternately selected by the Parties.

2.5

Conduct of Meetings.  The chairperson of the JSC shall be responsible for calling meetings on no less than fifteen (15) Business Days’ notice.  Each Party shall make all proposals for agenda items and shall provide all appropriate information with respect to such proposed items at least ten (10) Business Days in advance of the applicable meeting; provided that if the input by the JSC is required urgently, a Party may provide its agenda items to the other Party within a shorter period of time in advance of the meeting, or may propose that there not be a specific agenda for a particular meeting, so long as the other Party consents to such later addition of such agenda items or the absence of a specific agenda for such meeting, such consent not to be unreasonably withheld, conditioned, or delayed.  Notwithstanding the foregoing, either Party may instruct the chairperson to call

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a meeting of the JSC on less than fifteen (15) Business Days’ notice in the event that such Party reasonably believes that a significant matter must be addressed by the JSC within such sooner timeframe, and such Party shall provide any materials reasonably adequate to enable an informed decision to be made by the JSC at such meeting.  An individual designated by the chairperson of the JSC shall prepare and circulate the minutes of each meeting for review and approval of the Parties within thirty (30) days after the meeting.  The Parties shall agree on the minutes of each meeting promptly, but in no event later than the next meeting of the JSC.

2.6

Procedural Rules.  The JSC shall have the right to adopt such standing rules as shall be necessary for its work, to the extent that such rules are not inconsistent with this Agreement.  A quorum of the JSC shall exist whenever there is present at a meeting at least one (1) representative appointed by each Party.  Representation by proxy shall be allowed.  The JSC shall take action by consensus of the representatives present at a meeting at which a quorum exists, with each Party having a single vote irrespective of the number of representatives of such Party in attendance, or by a written resolution which may be delivered by way of email confirmation.  Employees or consultants of either Party that are not representatives of the Parties on the JSC may attend meetings of the JSC; provided that (a) unless the other Party agrees, no more than two (2) such persons may attend any particular meeting, (b) attendance of any non-employee must be pre-approved by the other Party, such approval not to be unreasonably withheld, conditioned or delayed, (c) such attendees shall not vote or otherwise participate in the decision-making process of the JSC, and (d) such attendees are bound by obligations of confidentiality and non-disclosure that are substantially similar to those set forth in ARTICLE 13.

2.7	Decision Making.
2.7.1

JSC Decisions.  All JSC decisions shall be made by unanimous vote, with each Party’s representatives collectively having one (1) vote.  If after reasonable discussion and good faith consideration of each Party’s view on a particular matter, the JSC cannot, or does not, reach consensus on an issue

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within the scope of the JSC, then the dispute shall first be referred to the Senior Officers of the Parties, who shall confer in good faith on the resolution of the issue.  Any final decision mutually agreed by the Senior Officers shall be conclusive and binding on the Parties.

2.7.2

Final Decision Making Authority.  If the Senior Officers are not able to agree on the resolution of any such issue within thirty (30) days after such issue was first referred to them, then subject to the remainder of this Section 2.7.2:

(a)	[***] shall have final decision-making authority as to [***]:
(i)	the disputed issue relates to [***] in relation to [***], or [***]; or
(ii)	subject to the provisions of [***], the disputed issue relates to [***]or [***], as further set out [***];

provided that (and in the case of [***], subject to [***]), in no event shall either Silence or AZ have any obligation to [***] that [***] or [***];

(b)	[***] shall have final decision-making authority as to [***]:
(i)	[***];
(ii)	[***] set forth in the [***]; or
(iii)	the disputed issue relates to [***] in relation to [***], or [***],

provided that: (x) [***] shall not use its final decision-making authority to (a) [***] or (b) subject to [***], [***] that [***] or [***].

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2.7.3

Other Disputes.  For clarity, disputes arising between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith that are outside of the jurisdiction of the JSC shall be resolved pursuant to Section 17.7.

2.8

Limitations on Authority.  Each Party shall retain the rights, powers, and discretion granted to it under this Agreement and no such rights, powers, or discretion shall be delegated to or vested in the JSC unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing.  The JSC does not have the power to amend, modify, or waive compliance with this Agreement; this Agreement may only be amended or modified as provided in Section 17.10, and compliance with this Agreement may only be waived as provided in Section 17.12.

2.9

Alliance Manager.  Promptly after the Effective Date, each Party shall appoint a person who shall oversee contact between the Parties for all matters between meetings of the JSC and shall have such other responsibilities as the Parties may agree in writing after the Effective Date (each, an “Alliance Manager”).  The Alliance Managers shall work together to manage and facilitate the communication between the Parties under this Agreement, including the resolution (in accordance with the terms of this Agreement) of issues between the Parties that arise in connection with this Agreement.  The Alliance Managers shall not have final decision-making authority with respect to any matter under this Agreement.  If not already a member of the JSC, each Alliance Manager shall support the efforts of the JSC and shall be permitted to attend JSC meetings as appropriate as non-voting participants.  Each Party may replace its Alliance Manager at any time by thirty (30) days’ prior notice in writing to the other Party.  Each Party shall bear the costs of its Alliance Manager.

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2.10	Expenses. Each Party shall be responsible for all travel and related costs and expenses for its members and other representatives to attend meetings of, and otherwise participate in, the JSC.

ARTICLE 3
TARGET SELECTION

3.1

Collaborative Process to Identify Potentially Eligible Targets.  Throughout the Research Collaboration Term (including through the JSC) the Parties will collaboratively discuss and identify human gene targets that the Parties are potentially interested to Research (each such potential human gene target identified through this collaborative process, a “Nominated Target”), and determine, via the JSC, whether each such Nominated Target is eligible for designation (i) as an Eligible Target pursuant to Section 3.2 or (ii) directly as a Selected Target pursuant to Section 3.5(ii).

3.2

Review of Nominated Target. If the Parties determine that a Nominated Target should be considered for designation as an Eligible Target or be designated directly as a Selected Target pursuant to Section 3.5(ii), then they shall notify the JSC accordingly.  The JSC shall then notify Silence of such Nominated Target for consideration and Silence shall confirm to the JSC whether such Nominated Target is or is not a Restricted Target.  Upon confirmation that a particular Nominated Target is not a Restricted Target, then AZ shall, in its sole discretion, either (i) designate such Nominated Target as an “Eligible Target” which target shall, subject to Section 3.3, become part of a pool of Eligible Targets (the “Eligible Target Pool”) or (ii) designate such Nominated Target directly as a Selected Target pursuant to Section 3.5(ii).

3.3	Eligible Target Pool. The Parties agree that:
3.3.1

(i) the Eligible Target Pool shall not include more than [***] Eligible Targets at any time during the Research Collaboration Term (“Eligible Target Pool Cap”); and (ii) no more than [***] Nominated Targets can be added to the Eligible Target Pool in any calendar year; provided that the JSC shall have the authority to suspend either such limitation in the event that it determines there

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is a compelling business reason to do so, including in the event of the publication of meaningful and relevant new data relating to the applicable human gene target, provided further that the decision to approve such suspension of such limitation may only be made by unanimous vote of the JSC and, failing such agreement by the JSC, may not be submitted for further consideration by the Senior Officer pursuant to Section 2.7.1 or be subject to a Party’s final decision making authority established in Section 2.7.2;

3.3.2

a human gene target may retain its designation as an Eligible Target for up to [***] months.  After such [***] month period has expired, such Eligible Target must either (i) be removed from the Eligible Target Pool pursuant to Section 3.4.3, (ii) designated as a Selected Target pursuant to Section 3.5 or (iii) subject to the unanimous agreement of the JSC (with no submission to Senior Officers pursuant to Section 2.7.1 and neither Party having the final say pursuant to Section 2.7.2) redesignated as a Nominated Target for reconsideration as an Eligible Target pursuant to Section 3.3.3; and

3.3.3

once an Eligible Target has been removed from the Eligible Target Pool for any reason, then the same human gene target as such Eligible Target may (subject to the unanimous agreement of the JSC (with no submission to Senior Officers pursuant to Section 2.7.1 and neither Party having the final say pursuant to Section 2.7.2)) be redesignated as an Eligible Target, provided that such human gene target is first redesignated as a Nominated Target for confirmation that it is not a Restricted Target.

3.4	Validation Research.
3.4.1

Validation Research Activities.  AZ shall be entitled to request that Silence provide AZ with certain [***] tool compounds designed to [***] (the “Validation Tool Compounds”).  Upon receipt of a written request to provide Validation Tool Compounds for an Eligible Target, Silence will use its Commercially Reasonable Efforts (a) to [***] Validation Tool Compounds, [***]of which [***] of such Eligible Target [***], and (b) to [***] Validation Tool Compounds for such Eligible Target to the extent that [***] at the time

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of receipt of AZ’s written request, provided that, unless the Parties agree otherwise in writing, Silence shall not be required to perform (i) activities [***] Validation Tool Compounds in respect of more than [***] Eligible Targets (the “Validation Cap”) and (ii) any activities or incur any costs, fees or expenses in relation to [***]Validation Tool Compounds for a particular Eligible Target [***]. For clarity, Silence’s obligation in relation to the validation research activities is limited to the use of Commercially Reasonable Efforts to [***] the relevant Validation Tool Compounds, and [***]Validation Tool Compounds [***] reasonably available to Silence, as set out above, and AZ shall conduct all other validation research activities.  Silence hereby grants to AZ a non-exclusive, non-sublicensable, non-transferable and fully paid-up license to all Validation Tool Compounds for the sole purpose of validating the Eligible Target relating to which such Validation Tool Compounds [***].  Each Party shall be solely responsible for the costs and expenses incurred in connection with the performance of its activities to validate an Eligible Target.

3.4.2

Review of Validation Research Activities. At each meeting of the JSC, AZ shall update the JSC regarding the progress, if any, of all validation research activities it is performing, and Silence shall provide an update on any activities it has performed in relation to the creation and screening of Validation Tool Compounds.

3.4.3	Removal from Eligible Target Pool. If an Eligible Target:
(a)	is designated by AZ as a Selected Target pursuant to Section 3.5(i);
(b)	is determined by AZ not to meet the AZ validation criteria;
(c)	has been designated as an Eligible Target for longer than [***] months; or
(d)	AZ notifies the JSC that it wishes to remove such Eligible Target from the Eligible Target Pool,

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then, such Eligible Target will no longer be included in the Eligible Target Pool, and, subject to the provisions of Sections 3.2 and 3.3, the Parties shall be entitled to designate a different Nominated Target to take its place as an Eligible Target pursuant to Section 3.2.  For the avoidance of doubt, any Eligible Target which fails to become a Selected Target shall not count towards the total number of Selected Targets AZ is entitled to designate pursuant to Section 3.6.

3.5

Designation of Selected Targets. Subject to Sections 3.6 and 3.8, AZ may designate as a Selected Target (i) any Eligible Target or (ii) any Nominated Target that is confirmed not to be a Restricted Target in accordance with Section 3.2, without first designating it as an Eligible Target.

3.6

Total Number of Selected Targets.  AZ has the right to include up to a total of five (5) Selected Targets (the “Selected Target Cap”) in the Collaboration.  AZ will use its Commercially Reasonable Efforts to designate all such five (5) Selected Targets within [***] years of the Effective Date, or such other time as may be mutually agreed in writing by the Parties (together, the “Initial Selected Target Cap Period”).  In the event that the Selected Target Cap is reached before the expiration of such Initial Selected Target Cap Period, then AZ shall have a freely exercisable option (the “Selected Target Cap Option”), exercisable on written notice to Silence, to increase the Selected Target Cap from five (5) Selected Targets to ten (10) Selected Targets, provided that all such ten (10) Selected Targets are designated pursuant to Sections 3.1 to 3.5 within [***] years of the Effective Date.

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3.7

Research of Selected Targets. Within [***] days of the designation of a Selected Target pursuant to Section 3.5, the Parties shall prepare and agree a Research Plan for such Selected Target, setting out the agreed upon Research activities, pursuant to Sections 4.2 and 4.3.2(b).  In addition, each Party will designate one (1) of its representatives as its Research Plan Team Leader, it being understood that either Party may appoint an alternative Research Plan Team Leader at any time during the Research Plan Term upon prior written notice to the other Party.

3.8

Staggering of Selected Target Selection.  In the first [***] months after the Effective Date, AZ shall designate [***] Selected Target pursuant to Section 3.5.  The Parties agree that (a) no more than [***] Selected Targets shall be designated in each [***] month period of the Research Collaboration Term, beginning on the Effective Date and (b) Silence shall not be required to initiate work on more than [***] Selected Target in any [***] month period.  For clarity, in the event that AZ requests that Silence commence a single Research Plan with a view to advancing a Licensed Product directed to [***] Selected Targets, then each Selected Target to which such Licensed Product is to be directed shall count separately towards the Selected Target Cap and each of the limitations set forth in this Section 3.8; provided that [***].

3.9	Substitute Targets.
3.9.1

If, prior to the Option Exercise Date with respect to a particular Selected Target, AZ acting reasonably, forms the view that a compound meeting the Development Candidate Criteria will not be identified, then, upon written notice to Silence, AZ may substitute such Selected Target for a new Selected Target (a “Substitute Target”) provided that:

(a)	no more than [***] Selected Targets may be substituted pursuant to this Section 3.9;
(b)	no more than [***] years of the relevant Research Plan Term relating to the Replaced Target has elapsed;
(c)	any Substitute Target is deemed a Selected Target pursuant to the process set out in Section 3.5; and

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(d)	unless [***] AZ will:
(i)

deliver to Silence all its right, title and interest in and to all RNAi Molecules, Licensed Compounds and Licensed Products generated in the relevant Research Plan and which are directed to such Replaced Target, and Silence will be free to Exploit such Replaced Target, together with such RNAi Molecules, Licensed Compounds and Licensed Products directed to such Replaced Target as Silence, in its sole discretion, deems appropriate; provided that [***] such RNAi Molecules, Licensed Compounds and Licensed Products in respect of the Replaced Target [***]; and

(ii)

grant to Silence the license set out in Section 16.6.1 in respect of each Replaced Target, and all associated RNAi Molecules, Licensed Compounds and Licensed Products generated in the relevant Research Plan.

For clarity, if [***], AZ shall [***] any RNAi Molecules, Licensed Compounds or Licensed Products generated in the relevant Research Plan and which are directed to such Replaced Target, [***] grant to Silence any licenses to intellectual property in respect thereof.

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3.9.2

No Substitute Target will count towards the Selected Target Cap.  By way of example only, if there are ten (10) Selected Targets, and AZ wishes to replace one of its Selected Targets for a Substitute Target, it shall be entitled to do so, subject to the requirements of this Section 3.9.  Once such substitution process has been completed, AZ will still be deemed to have designated only ten (10) Selected Targets.

ARTICLE 4
RESEARCH

4.1

Overview.  Subject to the terms and conditions of this Agreement, during the Research Collaboration Term the Parties will collaborate with respect to the performance of the Research Plans and shall keep the JSC informed of such activities.

4.2	Research Plans.
4.2.1

Each Research Plan shall set forth the timeline and details for all Research activities to be conducted pursuant to such plan, based upon the general form of Research Plan set out in Schedule 1.116.  Each Research Plan shall also (a) include a reasonably detailed budget of the costs and expenses for the activities to be conducted pursuant to such plan (the “Research Budget”) on an activity-by-activity or study-by-study basis, as appropriate, (b) require Silence to identify or create RNAi Molecules in respect of the applicable Selected Target(s), which will then be screened to identify the preferred Licensed Compound(s) in respect of the relevant Selected Target(s), and (c) set out the mutually agreed Development Candidate Criteria for such Research Plan.

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4.2.2

Updates.  From time to time, the Parties may prepare updates and amendments, as appropriate, to a Research Plan (including any consequential changes to the Research Budget), for review of and approval by the JSC, subject to and in accordance with the applicable provisions of ARTICLE 2, including Section 2.7.

4.2.3	Order of Precedence. If the terms of a Research Plan contradict, or create inconsistencies or ambiguities with, the terms of this Agreement, then the terms of this Agreement shall govern.
4.3	Conduct of the Research Plan.
4.3.1	Diligence.
(a)	Silence shall not be required to perform any activities beyond those activities assigned to it in the applicable Research Plan.
(b)

The Parties shall use their respective Commercially Reasonable Efforts to carry out the tasks allocated to them in each agreed Research Plan, taking into account the scope of work initially planned under such Research Plan.  Each Party shall use its Commercially Reasonable Efforts to adhere to any timeframes set forth in a Research Plan.

(c)

The Parties acknowledge and agree that, notwithstanding the use of their respective Commercially Reasonable Efforts, no outcome or success is or can be assured and that failure to achieve desired results will not in and of itself constitute a breach or default of any obligation in this Agreement.

4.3.2	Research Budget; Costs.
(a)	Generally. Except as provided in this Section 4.3.2 and Section 4.5, each Party shall be solely responsible for the costs and expenses

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incurred by such Party in connection with the performance of the Research activities assigned to such Party under and in accordance with each Research Plan and applicable Research Budget, unless otherwise expressly agreed in writing; and Silence shall not be required to incur any costs, fees or expenses beyond what is set forth in the applicable Research Plan.

(b)

Research Plan Budget Caps.  In respect of any Research Plan, Silence shall not be required to perform any activities or incur any costs, fees or expenses which (i) were not included in the applicable Research Budget, or (ii) arise after the expiry of the applicable Research Plan Term.  Under no circumstances shall Silence be required to expend more than a total of [***] FTE effort for each Selected Target in each Research Plan, unless otherwise expressly agreed in writing.

(c)

Manufacturing Costs.  All Manufacturing costs arising under a Research Plan shall be borne as set out in such Research Plan, and all Manufacturing costs arising under the Supply Agreement shall be borne by AZ, as set out in further detail in the Supply Agreement.

4.3.3	Substitute Targets
(a)

Substitute Target Budget.  In the event of a Substitute Target where Silence has utilized, with respect to a Selected Target replaced by a Substitute Target (such replaced Selected Target the “Replaced Target”), [***] or more of the Research Budget allocated to the Replaced Target, then Silence shall only be required to expend Research Budget on the Substitute Target to the extent that such Research Budget was not utilized for the performance of activities conducted on, or in relation to, the Replaced Target, unless otherwise agreed by the Parties in writing.  For clarity, in the event

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of a Substitute Target where Silence has utilized less than [***] of the Research Budget allocated to the Replaced Target which such Substitute Target replaced, then Silence shall be required to expend [***] of the Research Budget allocated to the Replaced Target for the performance of activities conducted on, or in relation to, the Substitute Target, unless otherwise agreed by the Parties in writing.

(b)

Substitute Target Research Plan Term.  The Research Plan Term in respect of a Substitute Target shall not be reduced by any period of time spent on Research for the corresponding replaced Selected Target (whether or not the corresponding Research Budget is re-set pursuant to Section 4.3.3(a)) and shall be fully re-set in all cases, unless otherwise agreed by the Parties in writing.

4.3.4

Subcontracting.  Each Party shall have the right to subcontract its obligations under this Agreement to contractors, subcontractors and other vendors (each, a “Subcontractor”) and Affiliates, subject to any limitations, restrictions or other qualifications that are set forth in an applicable Research Plan or in the Supply Agreement; provided, that, (a) any limitations, restrictions or other qualifications in relation to subcontracting supply related activities shall be contained in the Supply Agreement and (b) in relation to the conduct of other activities under a Research Plan, (i) after AZ’s exercise of its Option with respect to the Selected Target(s) under a Research Plan, Silence may not engage any Subcontractor to perform any activities under such Research Plan without AZ’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) except as specifically identified in such Research Plan, (ii) any Subcontractor agrees in writing to be subject to the applicable terms and conditions of this Agreement, including the confidentiality provisions of ARTICLE 13, (iii) appropriate agreements or other measures are in place ensuring that any intellectual property rights, to the extent related to a relevant Licensed Compound that are created under this

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Agreement, conceived, discovered, developed, or otherwise made by such Subcontractors or Affiliates will vest in, are assigned to or shall be licensed to one of the Parties in accordance with ARTICLE 12, and (iv) Silence shall be responsible for the management of all of its Subcontractors and shall remain fully liable to AZ for the acts and omissions of such Subcontractors.

4.3.5

Materials.  In order to facilitate the performance of activities under the Research Plans, either Party may provide to the other Party certain materials for use by the other Party in furtherance of the Research Plans.  All such materials will be used by the receiving Party in accordance with the terms and conditions of this Agreement solely for purposes of exercising its rights and performing its obligations under this Agreement, and the receiving Party will not transfer such materials to any Third Party unless expressly contemplated by this Agreement or upon the written consent of the supplying Party.

4.3.6

Applicable Laws and Bioethics.  The Research to be conducted by each Party (including by its Subcontractors) pursuant to this Agreement will be carried out in good scientific manner to attempt to achieve efficiently and expeditiously the objectives of the applicable Research Plan, and in compliance with all Applicable Laws.  In addition, each Research Plan will be carried out in compliance with the AZ bioethics policy set out in Schedule 4.3.6 (as such schedule may be updated by written agreement by the Parties).  Prior to award of any subcontract by Silence to perform animal studies under a Research Plan, the Parties will work together to secure compliance with AZ’s bioethics policy.  If a Subcontractor that Silence has previously used does not comply with such policy, the Parties will discuss in good faith and agree whether such Subcontractor can be brought into compliance within a reasonable time or whether to use a different Subcontractor.

4.3.7	Research Records.

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(a)

Creation.  Each Party shall maintain complete and accurate records (including both paper and electronic records) in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, and in compliance with Applicable Law and regulatory guidance, of all work done and results achieved in the performance of any activities under the Research Plans.  Such records shall be retained by each Party for at least [***] years after the termination or expiration of the Agreement, or for such longer period as may be required by Applicable Law.

(b)

Inspection.  Each Party shall have the right to reasonably inspect the other Party’s records, and shall provide copies of all requested records, to the extent reasonably required for the exercise or performance of the requesting Party’s rights under this Agreement; provided, however, that the requesting Party shall maintain such records and the Information of the other Party as Confidential Information of the other Party in accordance with ARTICLE 13 hereof and shall not use such records or Information except to the extent otherwise permitted by this Agreement.

4.3.8

Updates; Information-Sharing.  At each regularly scheduled JSC meeting, each Party shall update the JSC in respect of any then-ongoing Research activities for which such Party is responsible under a Research Plan.  The Parties shall discuss the status, progress, and results of all such activities at such JSC meetings.

4.4	Conclusion of the Research Plan; Development Candidate Data Package.
4.4.1

Provision of the Development Candidate Data Package to the JSC.  When (i) the Parties’ respective Research Plan Team Leaders agree that they have a Licensed Compound that is reasonably likely to meet the Development Candidate Criteria, or (ii) the Research Plan Term in respect of a particular Selected Target or Selected Targets has expired, the Research Plan Team

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Leaders shall provide the Development Candidate Data Package to the JSC for review.  The JSC shall promptly review the Development Candidate Data Package for confirmation as to the extent to which the Development Candidate Criteria have been achieved.

4.4.2

Evaluation of the Development Candidate Data Package.  As soon as reasonably possible after receipt of the Development Candidate Data Package, and in any event within [***] days after receipt thereof, the JSC shall inform the Parties of its determination that either: (x) the Development Candidate Criteria have been sufficiently achieved in relation to the applicable Licensed Compound(s) (“Candidate Delivery”); or (y) the Development Candidate Criteria have not been sufficiently met (“Candidate Failure”), in which case the JSC shall identify in what respect(s) the Development Candidate Criteria have not been sufficiently met. In the event that the JSC does not respond within [***] days of the delivery of the Development Candidate Data Package, then an Option Trigger Event shall be deemed to have taken place on the date after the expiry of such period.

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4.4.3

Candidate Failure.  In the event of a Candidate Failure, if the applicable Research Plan Term has not yet expired and the applicable Research Budget has not all been spent, then, upon AZ’s election, the Parties will re-commence Research activities for the applicable Selected Target(s) for the remainder of the Research Plan Term, until the Research Budget is fully spent, or until a new Development Candidate Data Package is submitted pursuant to this Section 4.4.  If, however, the applicable Research Plan Term has expired and/or the applicable Research Budget has been spent, the JSC shall meet to determine what (if any) further work is necessary to achieve the Development Candidate Criteria, whether such further work would be commissioned pursuant to Section 4.5, or, alternatively, whether to terminate this Agreement to the extent relating to the relevant Selected Target(s).  In the event of a Candidate Failure, if the Parties cannot agree on the scope or costs of further work after a good-faith negotiation, then an Option Trigger Event shall be deemed to have taken place [***] days after the date on which the JSC informs both Parties of the Candidate Failure.

4.4.4

Option Evaluation by AZ.  Following an Option Trigger Event, AZ will communicate to Silence in writing prior to expiry of the applicable Option Term whether AZ elects to exercise its Option in accordance with Section 6.1.

4.5	Material Increases in Silence Obligations under a Research Plan.
4.5.1

Increase to Research Obligations.  If AZ wishes to commission further work in relation to a particular Selected Target or Licensed Compound following a Candidate Failure (as defined in Section 4.4, above), then the Parties may agree on a suitable extension to the relevant Research Plan, setting out the additional work to be performed; provided that any such Research Plan extension shall be limited to [***] months’ additional work beyond that anticipated by the existing applicable Research Plan, unless otherwise expressly agreed by the Parties in writing.  At the end of such additional work, the Parties shall deliver an updated Development Candidate Data Package to

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the JSC, which updated package shall be reviewed in accordance with the process set forth in Section 4.4.
4.5.2

Increase to Research Budget; Costs.  In the event Silence’s obligations pursuant to a Research Plan are increased as provided in Section 4.5.1, AZ shall bear all costs agreed to in such Research Plan extension, including all costs of FTEs involved in performing such work by or on behalf of Silence (which costs shall be charged by Silence to AZ at the FTE Cost).

ARTICLE 5
EXCLUSIVITY

5.1	Mutual Exclusivity During the Exclusivity Period.
5.1.1

Research and Development.  During the Exclusivity Period, on an Eligible Target-by-Eligible Target and Selected Target-by-Selected Target basis, each Party shall not, and shall ensure that its respective Affiliates do not, whether on their own or with or through a Third Party, Research or Develop any [***] the relevant Eligible Target or Selected Target, except in the performance of their respective obligations under this Agreement.

5.1.2

Commercialization.  During the Exclusivity Period, on an Eligible Target-by-Eligible Target and Selected Target-by-Selected Target basis, each Party shall not, and shall ensure that its respective Affiliates do not, whether on their own or with or through a Third Party, Commercialize [***] the relevant Eligible or Selected Target, except in the performance of their respective obligations under this Agreement.

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5.2

AZ Exclusivity after the Option Exercise.  In addition to the exclusivity obligations set out in Section 5.1, on a Selected Target-by-Selected Target basis, from the Option Exercise Effective Date until [***], AZ shall not, and shall ensure that its Affiliates do not, whether on their own or with or through a Third Party, [***] the Selected Target [***].

ARTICLE 6
OPTION GRANTS

6.1

Option Grant to AZ.  Silence hereby grants to AZ, on a Selected Target-by-Selected Target basis, the exclusive right and option, exercisable at any time during the Option Term at AZ’s sole discretion, to obtain and exercise an exclusive license under the Silence Background IP, the Silence Research IP, and Silence’s interest in the Joint Research IP as set forth in Section 7.1 with respect to the Exploitation of Licensed Products containing the corresponding one or more Licensed Compounds directed to such Selected Target, in the Field in the Territory (each, an “Option”).  AZ may exercise its Option in respect of a Selected Target by providing written notice to Silence of its election to exercise such Option at any time during the Option Term (each, an “Option Exercise Notice”).  Upon the later of (i) delivery of the Option Exercise Notice, (ii) if applicable, the receipt of the last applicable Antitrust Clearance and (iii) payment of the applicable Option Exercise Payment, the license set forth in Section 7.1 shall, and thereby does, automatically become effective.

6.2

Antitrust Clearance.  If AZ reasonably determines in good faith prior to the expiration of an Option Term that any Antitrust Clearance is required in connection with the exercise of the relevant Option, AZ shall notify Silence, as part of its written notice of exercise of the Option or earlier (at AZ’s discretion) and the Parties shall file the relevant documents with the U.S. Federal Trade Commission (“FTC”) and/or any other Governmental Authority as required, in any event no later than [***] days after AZ’s written notice of the exercise of the relevant Option.  The Parties shall cooperate in good faith with respect to such filings with the objective of obtaining prompt Antitrust Clearances and/or all other such clearances and AZ shall request early termination of all

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applicable waiting periods.  Where AZ has made its filings within the aforementioned time limit, the Option Exercise Effective Date shall automatically be extended until all applicable Antitrust Clearances (and/or all other such clearances) are granted, unless applicable Antitrust Laws permit a notified deal to close before Antitrust Clearance.  Nothing in this Section 6.2 or otherwise in this Agreement shall require either Party to divest any assets, or to take action (beyond cooperation with the other Party) to respond to any “Second Request” from the FTC or similar request from any other Governmental Authority, in connection with any clearance filing.  Each Party shall be responsible for all costs and expenses, including filing fees and attorneys’ fees, incurred by such Party in connection with the preparation and filings associated with obtaining Antitrust Clearance, and/or in connection with any other such clearance needed from any other Governmental Authority; provided, that AZ will bear all filing fees required by FTC or another Governmental Authority for submission in connection with obtaining Antitrust Clearance under the HSR Act or any applicable Antitrust Laws outside the Major Markets.  In the event that all applicable Antitrust Clearances, in jurisdictions where applicable Antitrust Laws do not permit a notified deal to close before Antitrust Clearance, have not been granted within [***] days after the provision of written notice of the exercise of the relevant Option by AZ to Silence then Silence or AZ may terminate this Agreement insofar as it relates to the relevant Selected Target and the provisions of Section 6.4 shall apply to such Selected Target; provided, however, that such right to terminate shall not be available to a Party to the extent any action or failure to act by such Party has resulted in the failure of any applicable Antitrust Clearance to be obtained within such period of time.

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6.3

Option Exercise Payment.  With respect to each Option exercised by AZ, AZ shall pay to Silence the non-refundable, non-creditable sum of Ten Million Dollars ($10,000,000) (the “Option Exercise Payment”) within [***] days after receipt by AZ of Silence’s invoice delivered on or after the Option Exercise Effective Date, provided that, if a Licensed Product directed to two (2) Selected Targets is developed, Silence shall invoice and AZ shall be required to pay the Option Exercise Payment once per Selected Target to which such Licensed Product is directed.

6.4

Non-Exercise of the Option.  If AZ does not exercise its Option with respect to a Selected Target during the Option Term, or if AZ notifies Silence in writing prior to the expiration of the Option Term that it will not exercise such Option, then such Option shall immediately expire with respect to such Selected Target (an “Expired Target”) without any further action required on the part of either Party.  In such an event, unless [***], AZ will:

6.4.1

deliver to Silence all its right, title and interest in and to all RNAi Molecules, Licensed Compounds and Licensed Products Researched or Developed pursuant to this Agreement and which are directed to such Expired Target, and Silence shall be free to exploit such Expired Target, together with the RNAi Molecules, Licensed Compounds, and Licensed Products directed to such Expired Target as Silence, in its sole discretion, deems appropriate; provided that [***] such RNAi Molecules, Licensed Compounds and Licensed Products in respect of the Expired Target [***]; and

6.4.2	grant to Silence the license set out in Section 16.6.1 in respect of each Expired Target, and all associated RNAi Molecules, Licensed Compounds and Licensed Products.

For clarity, if [***], AZ shall [***] any RNAi Molecules, Licensed Compounds or Licensed Products generated in the relevant Research Plan and which are directed to such Expired Target, [***] grant to Silence any licenses to intellectual property in respect thereof.

ARTICLE 7
LICENSE GRANTS

7.1	License Grants to AZ.

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7.1.1

Research Collaboration License.  Silence hereby grants to AZ, during the Research Collaboration Term, a non-exclusive license, with the right to grant sublicenses to Affiliates and subcontractors, under the Silence Background IP and Silence Research IP, solely to conduct the activities assigned to AZ under the Research Plans.

7.1.2

Option License.  Subject to Sections 7.3 and 7.5, Silence, for itself and its Affiliates, hereby grants to AZ upon satisfaction of the conditions set forth in the last sentence of Section 6.1 in respect of a particular Selected Target, an exclusive (even as to Silence), royalty-bearing license, with the right to grant sublicenses as provided in Section 7.3, under the Silence Background IP, Silence Research IP, and Silence’s interest in the Joint Research IP to Exploit the Licensed Compounds and Licensed Products directed to such Selected Target in the Field in the Territory.  For clarity, the license set out in this Section 7.1 includes a license to all Licensed Compounds in relation to which activities were performed under the applicable Research Plan, whether or not such Licensed Compounds were shown to meet the Development Candidate Criteria.

7.2

License Grants to Silence.  AZ hereby grants to Silence, during the Research Collaboration Term, a non-exclusive license, with the right to grant sublicenses to Affiliates and Subcontractors, under the AZ Background IP and AZ Research IP, solely to conduct the activities assigned to Silence under the Research Plans.

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7.3

Sublicenses. AZ shall have the right to grant sublicenses, through multiple tiers of sublicenses, and on a Licensed Product-by-Licensed Product basis, under the licenses granted in Section 7.1 to Sublicensees; provided that any such sublicenses shall (a) be in writing, (b) be consistent with the terms and conditions of this Agreement, and (c) require the applicable Sublicensee to comply with all applicable terms of this Agreement.  AZ shall be responsible for the performance of any Sublicensee as if such Sublicensee was “AZ” hereunder.

7.4

Distributorships and Promotion.  For the avoidance of doubt, AZ and its Affiliates will have the right, in their sole discretion except as limited in this Section 7.4, to grant to any Third Party the right to import, market, distribute, promote and sell any Licensed Product in the Field, where title to such Licensed Product transfers to such Third Party and the rights granted are consistent with the scope of the licenses granted to AZ hereunder (with or without packaging and/or labelling rights) (each such Third Party, a “Distributor”); provided that (a) such grant does not include the grant of a sublicense under any Silence Background Patent, Silence Research Patent or Joint Research Patent to Develop or Manufacture (other than fill/finish) Licensed Products, (b) the appointed Distributor purchases its requirements of Licensed Products from AZ or its Affiliates but does not otherwise pay royalties, upfront payments, milestone payments or other payments to AZ with respect to the Licensed Product, and (c) any such arrangement between AZ or its Affiliate and such Distributor is consistent with the distribution arrangements AZ enters into for its similar drugs in the same AZ franchise.

7.5

Retention of Rights. Notwithstanding the exclusive licenses granted to AZ pursuant to Section 7.1, Silence hereby expressly reserves the right (a) under the Silence Background IP, Silence Research IP, and Silence’s interest in the Joint Research IP for internal research purposes and/or to exercise its rights and perform its obligations under this Agreement, whether directly or through one or more Affiliates or Subcontractors, including the right to perform those activities assigned to it under the Research Plans, and (b) to practice, and to grant licenses under, the Silence Background IP, Silence Research IP, and Silence’s interest in the Joint Research IP outside the scope of the

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licenses granted to AZ in Section 7.1 and outside the scope of its covenants under Section 5.1.
7.6

No Implied Licenses.  Except as expressly provided in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication, estoppel, or otherwise, under or to any Patents, Know-How, Information, or other intellectual property owned or controlled by the other Party.

7.7	No [***]. Notwithstanding anything to the contrary in this Agreement, AZ shall not, directly or indirectly, [***].
7.8

Confirmatory Patent License.  Each Party shall, if requested to do so by the other, promptly enter into confirmatory license agreements in the form or substantially the form reasonably requested by the requesting Party for purposes of recording the licenses granted under this Agreement with such patent offices in the Territory as the requesting Party considers appropriate.

ARTICLE 8
DEVELOPMENT AND COMMERCIALIZATION

8.1

Overview.  On a Selected Target-by-Selected Target basis, following exercise of an Option by AZ and for the remainder of the Term with respect to such Selected Target, as between the Parties, AZ shall have the sole right to Exploit, whether by itself or through its Affiliates or Sublicensees, the Licensed Compounds and Licensed Products in the Field and in the Territory at its own cost and expense (except as otherwise expressly set forth herein).

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8.2

Transfer of Know-How.  For a period of up to [***] days after AZ’s exercise of each Option, Silence, [***], shall provide AZ with all assistance reasonably required in order to transfer to AZ all the Know-How licensed to AZ under Section 7.1.2.  The foregoing assistance will include Silence making available to AZ, including at AZ’s facilities, those of Silence’s representatives as AZ may reasonably request for purposes of transferring such KnowHow licensed to AZ or for purposes of AZ acquiring expertise on the practical application of such licensed Know-How.  On a per Selected Target basis, under no circumstances shall Silence be required to expend more than [***] FTE hours in performing its obligations under this Section 8.2. Notwithstanding the foregoing, the Parties agree that the provision of all Manufacturing and CMC-related Information shall be governed by the terms of the Supply Agreement and not the terms of this Section 8.2.

8.3

Diligence.  On a Selected Target-by-Selected Target basis, following exercise of an Option by AZ and for the remainder of the Term with respect to such Selected Target, AZ will use its Commercially Reasonable Efforts: (i) to Develop and obtain Regulatory Approval for at least one (1) Licensed Product directed to such Selected Target in each country within the Major Markets, and (ii) to Commercialize at least one (1) Licensed Product directed to such Selected Target for use in humans in the Field in each country within the Major Markets.

8.4

Reporting.  AZ shall provide to Silence within [***] days following the end of each Year of the Term (commencing as of the Option Exercise Effective Date of the first Option exercise) copies of written reports containing sufficient detail to enable Silence to assess AZ’s compliance with Section 8.3.  All such reports and the information contained therein shall constitute the Confidential Information of AZ.

8.5

Regulatory Support. Silence shall support AZ, as AZ may from time to time specifically request in writing to Silence, as may be reasonably necessary to file INDs for the Licensed Product and in the activities in support thereof, including providing all documents or other materials Controlled by Silence or any of its Affiliates as may be necessary or useful for AZ or any of its Affiliates or its or their Sublicensees to file INDs for the Licensed Product.  Except to the extent prohibited by Applicable Law, all

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regulatory documentation (including all Regulatory Approvals) relating to the Licensed Products with respect to the Territory developed or granted after the effective date of AZ’s exercise of the Option applicable to such Licensed Product shall be owned by and shall be held in the name of AZ or its designated Affiliate, Sublicensee or designee, and Silence, as of the Option Exercise Effective Date of such Option exercise, hereby assigns to AZ all of its right, title, and interest in and to all such regulatory documentation (including such Regulatory Approvals).  On a per Licensed Product basis, under no circumstances shall Silence be required to expend more than [***] FTE hours in performing its obligations under this Section 8.5. Notwithstanding the foregoing, the Parties agree that the provision of all Manufacturing and CMC-related Information shall be governed by the terms of the Supply Agreement and not the terms of this Section 8.5.

8.6	Co-Development Option.
8.6.1

Silence shall have the option, subject to the agreement of the relevant terms, to co-Develop any Licensed Products and Licensed Compounds directed to a Selected Target (or if any Licensed Product is directed to more than one (1) Selected Target, then to such Selected Targets as such Licensed Product is directed to), to take effect from the Initiation of the first Phase 2 Trial of a Licensed Product directed to such Selected Target (the “Co-Development Option”).  Silence may exercise the Co-Development Option by written notice to AZ to be received by AZ no later than [***] days after [***] (the “Co-Development Option Period”).  On receipt of such notice by AZ, AZ and Silence shall negotiate the terms of a co-Development agreement in good faith for a period of [***] days or such longer period as Silence and AZ may otherwise agree in writing.  Any such agreement shall include (i) Silence’s respective contribution to such Co-Development and (ii) any additional compensation payable by AZ in consideration of Silence’s additional Development work and/or costs incurred in such co-development of the relevant Licensed Product.

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8.6.2

If Silence fails to exercise its Co-Development Option within the Co-Development Option Period in respect of a particular Selected Target, or if Silence and AZ, despite good faith efforts, fail to agree to the terms of a co-Development agreement in respect of a particular Selected Target as set out in Section 8.6.1, that Co-Development Option shall expire in respect of that Selected Target.  Silence shall have the right to exercise the Co-Development Option in respect of each Selected Target, provided that Silence shall not, as a result of this Section 8.6, receive the right to Co-Develop Licensed Products and Licensed Compounds directed to more than two (2) Selected Targets (save that, if any Licensed Product is directed to more than one (1) Selected Target, then all Selected Targets that such Licensed Product is directed to, shall count as one (1) Selected Target for the purposes of this Section 8.6.2).

8.6.3

In the event of [***], (i) [***] shall become [***], (ii) [***] Co-Development Options shall [***], (iii) [***] Co-Development Option Period shall [***], (iv) [***] to exercise any Co-Development Option or to negotiate any Co-Development Agreement [***], and (v) the terms of any Co-Development Agreement, including [***], shall [***] Co-Development Option.

ARTICLE 9
MANUFACTURING & SUPPLY

9.1	Silence Manufacturing.
9.1.1	Silence, either directly or through one or more Third Party contract manufacturers, shall:
(a)	be responsible for all Manufacturing activities necessary to perform any of its obligations under a Research Plan, [***];
(b)	upon receipt of a written request by AZ or as agreed between the Parties in the applicable Research Plan, use its Commercially Reasonable Efforts to Manufacture such quantity as expressly

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agreed in writing between the Parties, of Licensed Product for each DRF Study for each Selected Target; and
(c)

upon receipt of a written request by AZ, following the Option Exercise Effective Date in relation to a particular Selected Target, or earlier as outlined in the Research Plan or requested by AZ, use its Commercially Reasonable Efforts to Manufacture [***], or such other quantity expressly agreed in writing between the Parties, of Licensed Product for GLP Toxicology Studies and for the first Phase 1 Trial of Licensed Products directed to that Selected Target.

9.1.2

To govern the terms by which Silence will perform its Manufacturing obligation under this Section 9.1, within [***] days after the Effective Date, the Parties shall negotiate in good faith and enter into such additional agreements that are reasonable and customary in connection with Manufacturing Licensed Product, including clinical supply agreements (each a “Supply Agreement”) and quality agreements (each a “Quality Agreement”).  Each Supply Agreement and Quality Agreement shall contain mutually agreed terms and conditions consistent with this Agreement including Schedule 9.1.2 hereof, in addition to other terms that are reasonable and customary, including provisions to ensure quality and audit by or on behalf of AZ.

9.2

AZ Obligations.  Subject to Section 9.1.1(c), following the Option Exercise Effective Date in respect of Licensed Products directed to a Selected Target, AZ, either directly or through one or more Third Party contract manufacturers, shall be responsible, at its own expense, for all Manufacturing activities necessary for the Exploitation of the Licensed Products directed to such Selected Target.

9.3

Cooperation and Technology Transfer.  Following the exercise of each Option, Silence shall share any Manufacturing-related Silence Background Know-How and Silence Research Know-How pertaining to the Licensed Products directed to such Selected

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Target.  AZ shall reimburse Silence for its costs and expenses incurred in complying with this Section 9.3 at the relevant FTE Cost.  For clarity, (i) nothing shall require Silence to create any new Know-How, undertake any additional Manufacturing activities, or undertake any activity not specified in the relevant Research Plan (ii) and, on an Selected Target-by-Selected Target basis, Silence’s obligation shall be limited to no more than [***] of effort ([***]) to be taken within [***] months of the date that the first material is delivered to AZ by or on behalf of Silence pursuant to Section 9.1.1(c), in respect of such Selected Target.

ARTICLE 10
PAYMENTS AND RECORDS

10.1	Upfront Payment.
10.1.1

Within [***] days after receipt of an invoice in respect thereof, which invoice may be delivered by Silence on the Effective Date, AZ shall pay to Silence the non-refundable, non-creditable sum of Twenty Million Dollars ($20,000,000).

10.1.2

Within [***] days after receipt of an invoice in respect thereof, which invoice may be delivered by Silence on [***] of the Effective Date, AZ shall pay to Silence the non-refundable, non-creditable sum of Forty Million Dollars ($40,000,000).

10.2	Research Collaboration Milestones.
10.2.1

Development Milestone Payments.  In partial consideration of the rights granted by Silence to AZ hereunder and subject to the terms and conditions set forth in this Agreement, AZ shall pay to Silence the non-refundable, non-creditable milestone payments upon the achievement of each of the following milestone events for the first Licensed Product with respect to a particular Selected Target to achieve such milestone event (whether by or on behalf of AZ, its Affiliates or Sublicensees):

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Milestone Event	Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
Total	$140,000,000

10.2.2

Notice and Payment.  AZ shall notify Silence in writing within [***] days after the first achievement of any milestone event set forth in this Section 10.2 by or on behalf of AZ.  In the event that any Development Milestone is skipped for any reason, then such skipped milestone shall become payable on the achievement of the following milestone, as if both the following milestone and the skipped milestone had been achieved simultaneously.  By way of example only, if a Licensed Product were to [***], and then [***], without [***], then the milestone payment in respect of both the “[***]” milestone, and the “[***]” milestone, would become payable upon the [***] of such Licensed Product.  AZ shall pay to Silence the applicable milestone payment within [***] days after receipt by Silence of such notification.

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10.2.3

Once Per Selected Target.  Each milestone payment in this Section 10.2 shall be payable only upon the achievement of such milestone by the first Licensed Product directed to a particular Selected Target to achieve such milestone event and no amounts shall be due for subsequent or repeated achievements of such milestone by another Licensed Product directed to the same Selected Target.  In the event that any Licensed Product (being a Bispecific Product) is directed to two Selected Targets, then the applicable milestone payments shall be paid once per Selected Target that such Licensed Product is directed to; provided, however, that for the first [***] Bispecific Products, respectively, the Selected Targets against which such Bispecific Products are directed, the milestones pursuant to this Section 10.2.3, shall be payable as follows:

(A) (i) Only one of each of the milestones shall be payable for such Bispecific Product upon the achievement of any of the milestone events set forth in this Section 10.2, irrespective of such Bispecific Product being designed to [***] two Selected Targets, and (ii) such milestones shall only be payable to the extent they have not already been paid for each of the Monospecific Products (as defined below) designed to [***] one of the Selected Targets, against which the Bispecific Product is directed;

(B) If a Licensed Product is designed to [***] only one of the Selected Targets, against which the relevant Bispecific Product is directed (a “Monospecific Product”), each of the milestones shall, to the extent it has already been paid for the Bispecific Product, be payable only once upon the achievement of any of the milestone events by the first Monospecific Product, but not by the second and any further Monospecific Products.  Schedule 10.2.3 provides some exemplary scenarios for how the milestones are determined pursuant to this Section 10.2 for a Bispecific Product and its corresponding Monospecific Products.

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10.2.4

Hybrid Trials.  In the event that AZ or any of its Affiliates or Sublicensees initiates a Clinical Trial with hybrid phase designations, such Clinical Trial of hybrid phase designations constitutes a Clinical Trial of [***] for the purpose of determining milestone event qualification under this Section 10.2.  By way of example only, if AZ or any of its Affiliates or Sublicensees initiates a [***] Clinical Trial, the commencement of such trial will [***] and will [***] and [***].

10.3	Sales-Based Milestones
10.3.1

Licensed Product Sales Milestone Payments.  In partial consideration of the rights granted by Silence to AZ hereunder and subject to the terms and conditions set forth in this Agreement, AZ shall pay to Silence, on a Licensed Product-by-Licensed Product basis, the following non-creditable, non-refundable milestone payments upon the achievement of each of the following milestone events for the Licensed Product (whether by or on behalf of AZ, its Affiliates or Sublicensees); provided, however, if the aggregate, worldwide Net Sales of the relevant Licensed Product do not, within [***] Years from the First Commercial Sale of such Licensed Product, equal or exceed [***], any such sales milestone shall only be payable to the extent the respective milestone event occurs during the [***] Years period from the First Commercial Sale.

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Annual Net Sales of Any Licensed Product	Sales Milestone Payments
Equals or exceeds [***]	[***]
Equals or exceeds [***]	[***]
Equals or exceeds [***]	[***]
Equals or exceeds [***]	[***]
Total	$250,000,000

10.3.2

Notice and Payment.  AZ shall notify Silence in writing of the first achievement of any milestone event set forth in this Section 10.3 by or on behalf of AZ or its Affiliates or Sublicensees in its report provided pursuant to Section 11.1 and payment of such milestone shall be due on the date the first such statement that reflects achievement of such sales milestone payment is due.  For clarity, each milestone payment set forth in the table above shall be paid only once upon first achievement of the corresponding milestone event by a Licensed Product, regardless of the number of times such event is achieved.

10.4	Royalties.
10.4.1

Royalty Rate.  As further consideration for the rights granted to AZ under this Agreement, subject to the other terms of this Section 10.4, during the Royalty Term, AZ shall make quarterly non-refundable, non-creditable royalty payments to Silence on the Net Sales of each Licensed Product sold in the Territory at the applicable rate set forth below:

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Net Sales of a Licensed Product	Royalty Rate
For that portion of Net Sales of a particular Licensed Product in any Year which are up to [***]	[***]
For that portion of Net Sales of a particular Licensed Product in any Year which are greater than [***] but up to [***]	[***]
For that portion of Net Sales of a particular Licensed Product in any Year which are greater than [***]but up to [***]	[***]
For that portion of Net Sales of a particular Licensed Product in any Year which are greater than [***]	[***]

10.4.2

Royalty Term.  Royalties shall be paid on a Licensed Product-by-Licensed Product and country-by-country basis in the Territory from the First Commercial Sale of such Licensed Product in a country by or on behalf of AZ, its Affiliates, or Sublicensees, until the expiration of the Royalty Term for such Licensed Product in such country.  For the avoidance of doubt, any sales of a Licensed Product made after the expiration of the Royalty Term for such Licensed Product in a country shall not be included in the Territory-wide calculation of Net Sales for the Year of such expiration for the purposes of calculating royalties under Section 10.4.1.

10.4.3	Reductions.
(a)

In the event that (i) AZ enters into an agreement with a Third Party to obtain a license or other right under any Patents owned by a Third Party with respect to [***] a Licensed Product or a Licensed Compound, and (ii) such license or other Third Party Right is reasonably required for AZ or its Affiliates’ Development or Commercialization of a Licensed Product, AZ shall be entitled to deduct from any royalties payable hereunder [***] of [***] paid to

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such Third Party pursuant to such agreement from the royalties due to Silence pursuant to Section 10.4.
(b)

In the event that one (1) or more Generic Products with respect to a Licensed Product are commercially available in a given country in the Territory (“Generic Competition”), in a given Quarter, then AZ shall be entitled to deduct (i) [***] from the royalties due to Silence with respect to such Licensed Product in such country if Net Sales of such Licensed Product in such country in such Quarter equals between [***] and [***] of the average Net Sales of such Licensed Product over the [***] consecutive Quarters immediately prior to the Quarter in which one or more Generic Products first became commercially available in such country, or (ii) [***] from the royalties due to Silence with respect to such Licensed Product in such country if Net Sales of such Licensed Product in such country in such Quarter equals less than [***] of the average Net Sales of such Licensed Product over the [***] consecutive Quarters immediately prior to the Quarter in which one or more Generic Products first became commercially available in such country, in each case of (i) and (ii), in such Quarter and thereafter in each Quarter during the Royalty Term in which there is Generic Competition at either such level, with respect to such Licensed Product in such country.

(c)

In no event will the aggregate amount of royalties due to Silence for a Licensed Product in a country in the Territory in any given Quarter during the Royalty Term for such Licensed Product in such country be reduced by more than [***] of the amount that otherwise would have been due and payable to Silence in such Quarter for such Licensed Product in such country under Section 10.4.1 but for the reductions set forth in Sections 10.4.3(a) and (b) above.  Any

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amounts qualifying for a reduction from payments according to Section 10.5.3, which, in any Quarter cannot be deducted according to this Section 10.5.3(c), may be carried into future Quarters, subject to the foregoing sentence.

10.5

Compulsory License.  If a court or a Governmental Authority of competent jurisdiction requires, by issuing a written decree or order or otherwise, AZ or any of its Affiliates or Sublicensees to grant a compulsory license to a Third Party (each, a “Compulsory Sublicensee”) permitting such Third Party to make and sell a Licensed Product in such country, (i) such Compulsory Sublicensee will not be considered a Sublicensee for the purpose of this Agreement, and (ii) such grant will be permitted and deemed consented to by Silence.  At such time as AZ or any of its Affiliates or Sublicensees enters into a sublicense with a Compulsory Sublicensee, in lieu of the royalty due under Section 10.4.1, the Parties will discuss, and mutually agree upon the sharing between Silence and AZ of the consideration received by AZ under such compulsory license, with such sharing designed to match the sharing between the Parties of profits from countries where no compulsory licenses are granted.

10.6

Estimated Sales Levels.  Silence acknowledges and agrees that the sales levels set forth in Section 10.3 and Section 10.4 shall not be construed as representing an estimate or projection of anticipated sales of the Licensed Products in the Territory and that the sales levels set forth in those Sections are merely intended to define AZ’s royalty and other payment obligations, as applicable, in the event such sales levels are achieved.

ARTICLE 11
PAYMENT; RECORDS; AUDITS

11.1

Royalty Payments and Reports.  AZ shall calculate all amounts payable to Silence pursuant to Section 10.4 at the end of each Quarter, which amounts shall be converted to Dollars, in accordance with Section 11.2.  AZ shall pay to Silence the royalty amounts due with respect to a given Quarter within [***] days of the end of such Quarter.  Each payment of royalties due to Silence shall be accompanied by a statement of (a) the amount

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of gross sales and Net Sales of each Licensed Product in each country in the Territory during the applicable Quarter (including such amounts expressed in local currency and as converted to Dollars), (b) the deductions applied in the calculation of Net Sales from gross sales, (c) the applicable royalty rate(s) under this Agreement (including any reduction(s) to such royalty rate(s) under Section 10.4.3), and (d) a calculation of the amount of royalty payment due on such Net Sales for such Quarter.

11.2

Mode of Payment.  All payments to either Party under this Agreement shall be made, without setoff, by deposit of Dollars in the requisite amount from an entity domiciled in the United States, the United Kingdom or Sweden, to such bank account as the payee Party may from time to time designate by notice to the paying Party.  For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than Dollars), a Party shall convert any amount expressed in a foreign currency into Dollar equivalents using its, its Affiliate’s, or its Sublicensee’s standard conversion methodology consistent with Accounting Standards.

11.3	Taxes.
11.3.1

Withholding Taxes. Where any sum due to be paid to either Party under this Agreement is subject to any withholding tax, the Parties shall use their commercially reasonable efforts to take all such actions, including but not limited to executing and delivering relevant documents, as will enable them to take advantage of any applicable double taxation agreement or treaty or otherwise reduce or eliminate such withholding tax. In particular, Silence shall timely provide AZ with any tax forms that may be reasonably necessary in order for AZ to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty or otherwise, to the extent legally able to do so.  If and to the extent the withholding tax cannot be fully eliminated, the payor shall remit such withholding tax to the appropriate government authority, deduct the amount paid from the amount due to payee, and secure and send to payee reasonably satisfactory evidence of the payment of such withholding tax.  If any withholding taxes are refundable, creditable or otherwise recoverable, each Party will provide the other such assistance as is

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reasonably required to obtain a refund of the withheld taxes, obtain a credit with respect to such taxes paid, or otherwise recover such taxes.  In the event that a government authority retroactively determines that a payment made by a Party to the other pursuant to this Agreement should have been subject to withholding (or to additional withholding) taxes, and such Party (the “Withholding Party”) remits such withholding taxes to the government authority, the Withholding Party shall have the right (a) to offset such amount, including any interest and penalties that may be imposed thereon (except to the extent any such interest or penalties result from the negligence of the Withholding Party), against future payment obligations of the Withholding Party under this Agreement, (b) to invoice the other Party for such amount (which shall be payable by the other Party within [***] days of its receipt of such invoice), or (c) to pursue reimbursement by any other available remedy.

11.3.2

Indirect Taxes.  All payments are exclusive of value added taxes, sales taxes, consumption taxes, and other similar taxes (the “Indirect Taxes”).  If any Indirect Taxes are chargeable in respect of any payments, the paying Party shall pay such Indirect Taxes at the applicable rate in respect of such payments following receipt, where applicable, of an Indirect Taxes invoice in the appropriate form issued by the receiving Party in respect of those payments.  The Parties shall issue invoices for all amounts payable under this Agreement consistent with Indirect Tax requirements and irrespective of whether the sums may be netted for settlement purposes.  If the Indirect Taxes originally paid or otherwise borne by the paying Party are in whole or in part subsequently determined not to have been chargeable, all reasonably necessary steps will be taken by the receiving Party to receive a refund of such undue Indirect Taxes from the applicable Governmental Authority or other fiscal authority and any amount of undue Indirect Taxes repaid by such authority to the receiving Party will be transferred to the paying Party within [***] days after receipt.

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by the terms of this Agreement or a Regulatory Authority), including any assignment, sublicense, change of place of incorporation, or failure to comply with Applicable Laws or filing or record retention requirements, which results in an additional or increased withholding obligation with respect to payments to be made pursuant to this Agreement (“Withholding Tax Action”), then such Party shall bear the amount of such withholding to the extent associated with such Withholding Tax Action.  For clarity, if AZ undertakes a Withholding Tax Action, then the sum payable by AZ (in respect of which such withholding is required to be made) shall be increased to the extent necessary to ensure that Silence receives a sum equal to the sum which it would have received had no such Withholding Tax Action occurred.  For the avoidance of doubt, a change in Applicable Laws that results in a new or increased withholding or deduction obligation, absent either Party taking a Withholding Tax Action, shall not affect the withholding and deduction obligations provided in Section11.3.1.

11.3.4	Prevention of Facilitation of Tax Evasion.
(a)

Each Party represents, warrants and undertakes that neither it nor its Affiliates shall commit a tax evasion facilitation offence under Part 3 of the UK Criminal Finances Act 2017 in connection with or attributable to this Agreement or the transactions contemplated hereby.

(b)

Each Party shall promptly report to the other Party any apparent breach of Section 11.3.4(a) and shall (i) answer, in reasonable detail, any written or oral inquiry from the other Party related to its and its Affiliates compliance with Section 11.3.4(a), (ii) facilitate the interview of employees of such Party by the other Party (or any agent of such Party) at any reasonable time specified by the inquiring Party related to such Party’s compliance with Section 11.3.4(a) and (iii) cooperate with the inquiring Party or any Governmental Authority in relation to any investigation relating to

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the matters referred to in Section 11.3.4(a), in all cases, as reasonably required to enable that other Party to comply with its undertaking in Section 11.3.4(a).
11.4

Financial Records.  Each Party shall, and shall cause its Affiliates and Sublicensees to, keep complete and accurate financial books and records pertaining to the Exploitation of Eligible Targets, Selected Targets, Licensed Compounds and/or Licensed Products (including, with respect to AZ, Net Sales of Licensed Products) in sufficient detail to calculate all amounts payable hereunder with respect thereto and to verify compliance with its obligations under this Agreement.  Such books and records shall be retained by the Parties and their Affiliates until [***] years after the end of the Year to which such books and records pertain.

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11.5

Audit.  At either Party’s request, the other Party shall, and shall cause its Affiliates to, permit an independent public accounting firm of nationally recognized standing designated by the auditing Party and reasonably acceptable to the audited Party, at reasonable times during normal business hours and upon reasonable notice, to audit the books and records maintained pursuant to Section 11.4 to ensure the accuracy of all reports and payments made hereunder.  Such examinations may not (a) be conducted for any Quarter more than [***] years after the end of such Year to which such books and records pertain, (b) be conducted more than once in any [***] month period (unless a previous audit during such [***]-month period revealed an underpayment with respect to such period), or (c) be repeated for any Quarter, unless as a component of an examination applicable to a Year that includes such Quarter.  The accounting firm shall report to the Parties with reasons whether the reports are correct or not, and the specific details concerning any discrepancies.  Except as provided below, the cost of this audit shall be borne by the auditing Party, unless the audit reveals a variance of more than [***] from the amounts due, in which case the audited Party shall bear the cost of the audit.  Unless disputed pursuant to Section 11.6 below, if such audit concludes that (x) additional amounts were owed by the audited Party, the audited Party shall pay the additional amounts within [***] days, or (y) excess payments were made by the audited Party and the audited Party agrees to pay the costs of such audit, the auditing Party shall reimburse such excess payments, in either case ((x) or (y)), within [***] days after the date on which such audit is completed by the auditing Party.

11.6

Audit Dispute.  In the event of a dispute with respect to any audit under Section 11.5, Silence and AZ shall work in good faith to promptly resolve the disagreement.  If the Parties are unable to reach a mutually acceptable resolution of any such dispute within [***] days, the dispute shall be submitted for resolution to an independent Third Party accounting firm (acting as an expert and not as an arbitrator) jointly selected by the Parties or to such other Person as the Parties shall mutually agree (the “Auditor”).  Absent agreement as to who the Auditor should be, the Auditor shall be appointed by or on behalf of [***] at the relevant time.  The decision of the Auditor shall be final and the costs of such determination as well as the initial audit shall be borne between the Parties

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in such manner as the Auditor shall determine.  Not later than [***] days after such decision and in accordance with such decision, the audited Party shall pay the additional amounts, or the auditing Party shall reimburse the excess payments, as applicable.

11.7

Confidentiality.  The receiving Party shall treat all information subject to review under this ARTICLE 11 in accordance with the confidentiality provisions of ARTICLE 13 and the Parties shall cause any independent public accounting firm appointed in accordance with Section 11.5, and the Auditor, to enter into reasonably acceptable confidentiality agreements with the audited Party obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement.

ARTICLE 12
INTELLECTUAL PROPERTY

12.1

Patent Working Group.  The JSC shall establish a working group to assist in the communication with respect to the prosecution and maintenance of Joint Research Patents and Product Specific Patents (the “Patent Working Group”), and each Party (through its representatives on the Patent Working Group) shall use its Commercially Reasonable Efforts to [***] to [***] and to [***].  The Patent Working Group shall meet as necessary to perform its responsibilities or as otherwise directed by the JSC, and shall continue to exist only for so long as the Parties determine it is reasonably necessary.

12.2	Ownership of Intellectual Property.
12.2.1

United States Law.  For purposes of establishing the Parties’ respective ownership of intellectual property conceived, discovered, developed, or otherwise made under this Agreement, inventorship of Information and inventions conceived, discovered, developed, or otherwise made under this Agreement shall be determined in accordance with Applicable Law in the United States as such law exists as of the Effective Date irrespective of where such conception, discovery, development or making occurs.

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12.2.2

Silence Ownership.  As between the Parties, Silence or an Affiliate designated by Silence shall own and retain all right, title, and interest in and to any and all Silence Background IP and Silence Research IP, and AZ hereby assigns all of its right, title and interest in and to any Silence Research IP to Silence.

12.2.3

AZ Ownership.  As between the Parties, AZ or an Affiliate designated by AZ shall own and retain all right, title, and interest in and to any and all AZ Background IP and AZ Research IP, and Silence hereby assigns all of its right, title and interest in and to any AZ Research IP to AZ.

12.2.4

Joint Ownership.  As between the Parties, the Parties shall each own an equal, undivided interest in any and to all Joint Research IP.  At least once per Quarter (which the Parties expect would be through the Patent Working Group) each Party shall disclose to the other Party in writing the development, making, conception, or reduction to practice of any Joint Research IP.  Subject to the exclusive licenses granted by Silence to AZ to Joint Research IP under Section 7.1, each Party shall have the right to Exploit (including by way of granting licenses, assignments, mortgages or otherwise, in each case, solely over its share of the Joint Research IP) the Joint Research IP without a duty of seeking consent or accounting to the other Party.

12.2.5

Assignment Obligation.  Each Party shall cause all Persons who perform Research or Development activities for such Party under this Agreement to be under an obligation to assign (or, if such Party is unable to cause such Person to agree to such assignment obligation despite such Party’s using commercially reasonable efforts to negotiate such assignment obligation, provide a license under) their rights in any Information, Know-How and inventions resulting therefrom to such Party to the extent that the foregoing relates specifically to a Licensed Product.

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12.3	Maintenance and Prosecution of Patents.
12.3.1

Silence Patents.  Except with respect to the Product Specific Patents, Silence shall have the sole right, but not the obligation, to prepare, file, prosecute, and maintain the Silence Background Patents and the Silence Research Patents worldwide, at Silence’s sole cost and expense.  Silence shall keep AZ reasonably informed of all steps with regard to the preparation, filing, prosecution, and maintenance of the Silence Background Patents and Silence Research Patents.  If Silence, during the Term, determines in its sole discretion to abandon or not maintain any of the Silence Background Patents or the Silence Research Patents in the Territory, and such Silence Background Patent or Silence Research Patent [***], then Silence shall provide AZ with prior written notice sufficiently in advance of any abandonment to enable AZ, at its sole discretion, to maintain such Silence Background Patents and the Silence Research Patents and assume the prosecution, at its sole cost and expense, and on receipt of such notice, Silence shall transfer such prosecution to AZ.

12.3.2

AZ Patents.  AZ shall have the sole right, but not the obligation, to prepare, file, prosecute, and maintain the AZ Background Patents and the AZ Research Patents worldwide, at AZ’s sole cost and expense.  AZ shall keep Silence reasonably informed of all steps with regard to the preparation, filing, prosecution, and maintenance of the AZ Research Patents.  If AZ, during the Term, determines in its sole discretion to abandon or not maintain any AZ Research Patent in the Territory, and such AZ Research Patent [***], then AZ shall provide Silence with prior written notice sufficiently in advance of any abandonment to enable Silence, at its sole discretion, to maintain such AZ Research Patent and assume the prosecution, at its sole cost and expense, and on receipt of such notice, AZ shall transfer such prosecution to Silence.

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12.3.3	Product Specific Patents.
(a)

Prior to AZ’s exercise of the Option corresponding to the applicable Selected Target to which the Licensed Compounds and/or Licensed Products Covered by such Product Specific Patents relate, Silence shall have the first right, but not the obligation, to prepare, file, prosecute, and maintain the Product Specific Patents related to the applicable Selected Target(s) worldwide, at Silence’s sole cost and expense.  Silence shall keep AZ reasonably informed of all steps with regard to the preparation, filing, prosecution, and maintenance of such Product Specific Patents, and shall provide AZ with a copy of material communications to and from the patent authorities regarding such Product Specific Patents, including drafts of any material filings or responses to be made to such patent authorities sufficiently in advance of submitting such filings or responses so as to allow AZ a reasonable opportunity to review and comment thereon.  Silence shall reasonably consider and reasonably incorporate AZ’s reasonable requests and suggestions with respect to such drafts and with respect to strategies for filing and prosecuting the Product Specific Patents.  If Silence, during the Term, determines in its sole discretion to abandon or not maintain any of the Product Specific Patents in the Territory, then Silence shall provide AZ with prior written notice sufficiently in advance of any abandonment to enable AZ, at its sole discretion, to maintain such Product Specific Patent and assume the prosecution, at its sole cost and expense, and on receipt of such notice, Silence shall transfer such prosecution to AZ.

(b)	Upon AZ’s exercise of the Option corresponding to the applicable Selected Target to which the Licensed Compounds and/or Licensed Products Covered by such Product Specific Patents relate, AZ shall

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have the first right, but not the obligation, to prepare, file, prosecute, and maintain the Product Specific Patents (including any such Product Specific Patents filed prior to the Option Exercise Effective Date) that relate specifically to the relevant Selected Target worldwide, at AZ’s sole cost and expense.  AZ shall keep Silence reasonably informed of all steps with regard to the preparation, filing, prosecution, and maintenance of such Product Specific Patents, and shall provide Silence with a copy of material communications to and from the patent authorities regarding such Product Specific Patents, including drafts of any material filings or responses to be made to such patent authorities sufficiently in advance of submitting such filings or responses so as to allow Silence a reasonable opportunity to review and comment thereon.  AZ shall reasonably consider and reasonably incorporate Silence’s reasonable requests and suggestions with respect to such drafts and with respect to strategies for filing and prosecuting the Product Specific Patents.  If AZ, during the Term, determines in its sole discretion to abandon or not maintain any of the Product Specific Patents in the Territory, then AZ shall provide Silence with prior written notice sufficiently in advance of any abandonment to enable Silence, at its sole discretion, to maintain such Product Specific Patent and assume the prosecution, at its sole cost and expense, and on receipt of such notice, AZ shall transfer such prosecution to Silence.

12.3.4	Joint Research Patents.
(a)

Prior to AZ’s exercise of the Option corresponding to the applicable Selected Target to which the Joint Research Patents relate, Silence shall have the first right, but not the obligation, to prepare, file, prosecute, and maintain the Joint Research Patents worldwide, at Silence’s sole cost and expense.  Silence shall keep AZ reasonably

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informed of all steps with regard to the preparation, filing, prosecution, and maintenance of such Joint Research Patents, and shall provide AZ with a copy of material communications to and from the patent authorities regarding such Joint Research Patents, including drafts of any material filings or responses to be made to such patent authorities sufficiently in advance of submitting such filings or responses so as to allow AZ a reasonable opportunity to review and comment thereon.  Silence shall reasonably consider and reasonably incorporate AZ’s requests and suggestions with respect to such drafts and with respect to strategies for filing and prosecuting the Joint Research Patents.  If Silence, during the Term, determines in its sole discretion to abandon or not maintain any of the Joint Research Patents in the Territory, then Silence shall provide AZ with prior written notice sufficiently in advance of any abandonment to enable AZ, at its sole discretion, to maintain such Joint Research Patent and assume the prosecution, at its sole cost and expense, and on receipt of such notice, Silence shall transfer such prosecution to AZ.

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(b)

Upon AZ’s exercise of the Option corresponding to the applicable Selected Target to which the Joint Research Patents relate, AZ shall have the first right, but not the obligation, to prepare, file, prosecute, and maintain such Joint Research Patents as relate specifically to the relevant Selected Target, worldwide, at AZ’s sole cost and expense.  AZ shall keep Silence reasonably informed of all steps with regard to the preparation, filing, prosecution, and maintenance of such Joint Research Patents, and shall provide Silence with a copy of material communications to and from the patent authorities regarding such Joint Research Patents, including drafts of any material filings or responses to be made to such patent authorities sufficiently in advance of submitting such filings or responses so as to allow Silence a reasonable opportunity to review and comment thereon.  AZ shall reasonably consider and reasonably incorporate Silence’s requests and suggestions with respect to such drafts and with respect to strategies for filing and prosecuting the Joint Research Patents.  If AZ, during the Term, determines in its sole discretion to abandon or not maintain any of the Joint Research Patents in the Territory, then AZ shall provide Silence with prior written notice sufficiently in advance of any abandonment to enable Silence, at its sole discretion, to maintain such Joint Research Patent and assume the prosecution, at its sole cost and expense, and on receipt of such notice, AZ shall transfer such prosecution to Silence.

12.3.5

Patent Term Extension and Supplementary Protection Certificate.  The Parties shall cooperate on decisions regarding patent term extensions, including supplementary protection certificates and any other extensions that are now or become available in the future, wherever applicable, for [***] in any country or other jurisdiction.  [***] shall have the first right, but not the obligation, to apply for any extension or supplementary protection certificate with respect to such Patents in the Territory and where [***] elects not to

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make an application for any extension or supplementary protection certificate with respect to such Patents in the Territory, it shall inform [***] in sufficient time for [***] to make such application and provide a copy of all documents and other information [***] may need to make such application.  Each Party shall keep the other fully informed of its efforts to obtain such extension or supplementary protection certificate.  Each Party shall provide prompt and reasonable assistance, as requested by the other, including by taking such action as patent holder as is required under any Applicable Law to obtain such patent extension or supplementary protection certificate.

12.4	Enforcement of Patents.
12.4.1

Notice.  Each Party shall promptly notify the other Party in writing of any alleged or threatened infringement of the Silence Background Patents, the Silence Research Patents, the AZ Research Patents, the Product Specific Patents or Joint Research Patents in any jurisdiction in the Territory of which such Party becomes aware in connection with the Exploitation of any Licensed Product or any product that competes with a Licensed Product (an “Infringement”), in each case to the extent such Infringement involves, as to a Licensed Product, a competing product in the Field (a “Competitive Infringement”).

12.4.2

Silence Patents.  Except as set out in Section 12.4.4, Silence shall have the sole and exclusive right, but not the obligation, to enforce and defend worldwide under its control, at its own expense, the Silence Background Patents and Silence Research Patents, provided however, if (A) [***] (B) either (i) [***] or (ii) [***], and (C) Silence does not initiate an infringement or other appropriate suit against such Competitive Infringement in such country, within [***] days (or such shorter period of time as required by Applicable Law to avoid loss of material enforcement rights) after Silence’s receipt of a notice of a Competitive Infringement with respect to any Silence Background Patents or Silence Research Patents, AZ may in its sole

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discretion, bring and control any legal action in connection therewith at its sole expense.
12.4.3	AZ Patents. AZ shall have the sole right, but not the obligation, to enforce and defend worldwide under its control, and at its own expense, the AZ Background Patents and AZ Research Patents.
12.4.4	Product Specific Patents.
(a)	(i) Prior to AZ’s exercise of the Option corresponding to the applicable Selected Target(s) to which the Licensed Compounds and/or Licensed Products Covered by such Product Specific Patents relate, or

(ii) on or after AZ’s exercise of the Option corresponding to the applicable Selected Target(s) to which the Licensed Compounds and/or Licensed Products Covered by such Product Specific Patents relate, where Silence has assumed the maintenance and prosecution of such Product Specific Patent pursuant to Section 12.3.3(b),

Silence shall have the first right, but not the obligation, to enforce and defend worldwide under its control, and at its own expense, the relevant Product Specific Patents.  If Silence does not exercise Commercially Reasonable Efforts to enforce or defend any such Infringement with respect to Product Specific Patents (a) within [***] days following the first notice provided to it pursuant to this Section 12.4.4, or (b) if earlier, [***] Business Days before the time limit, if any, set forth in appropriate laws and regulations for filing of such actions, then AZ may enforce such Product Specific Patents at its own expense.

(b)	Upon AZ’s exercise of the Option corresponding to the applicable Selected Target to which the Licensed Compounds and/or Licensed

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Products Covered by such Product Specific Patents relate, unless and until Silence assumes the maintenance and prosecution of such Product Specific Patent pursuant to Section 12.3.3(b), AZ shall have the first right, but not the obligation, to enforce and defend worldwide under its control, and at its own expense, the Product Specific Patents that relate specifically to the relevant Selected Target.  If AZ does not exercise Commercially Reasonable Efforts to enforce or defend any such Infringement with respect to such Product Specific Patents (a) within [***] days following the first notice provided to it pursuant to this Section 12.4.4, or (b) if earlier, [***] Business Days before the time limit, if any, set forth in appropriate laws and regulations for filing of such actions, then Silence may enforce such Product Specific Patents at its own expense.

12.4.5	Joint Research Patents.
(a)	(i) Prior to AZ’s exercise of the Option corresponding to the applicable Selected Target to which the Joint Research Patents relate, or

(ii)on or after AZ’s exercise of the Option corresponding to the applicable Selected Target to which the Joint Research Patents relate, where Silence has assumed the maintenance and prosecution of such Joint Research Patent pursuant to Section 12.3.4(b),

Silence shall have the first right, but not the obligation, to enforce and defend worldwide under its control, and at its own expense, the relevant Joint Research Patents.  If Silence does not take Commercially Reasonable Efforts to enforce or defend any such Infringement with respect to such Joint Research Patents (a) within [***] days following the first notice provided to it pursuant to this Section 12.4.5, or (b) if earlier, [***] Business Days before the time

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limit, if any, set forth in appropriate laws and regulations for filing of such actions, then AZ may enforce such Joint Research Patent(s) at its own expense.

(b)

Upon AZ’s exercise of the Option corresponding to the applicable Selected Target to which the Joint Research Patents relate, unless and until Silence assumes the maintenance and prosecution of such Joint Research Patent pursuant to Section 12.3.4(b), AZ shall have the first right, but not the obligation, to enforce and defend worldwide under its control, and at its own expense, the Joint Research Patents that relate specifically to the relevant Selected Target.  If AZ does not take commercially reasonable steps to enforce or defend any such Infringement with respect to such Joint Research Patents (a) within [***] days following the first notice provided to it pursuant to this Section 12.4.5, or (b) if earlier, [***] Business Days before the time limit, if any, set forth in appropriate laws and regulations for filing of such actions, then Silence may enforce such Joint Research Patent(s) at its own expense.

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12.4.6

Cooperation.  The Parties agree to cooperate fully in any Infringement action pursuant to this Section 12.4.6.  Where a Party brings such an action, the other Party shall, where necessary, furnish a power of attorney solely for such purpose or shall join in, or be named as a necessary party to, such action.  Unless otherwise set forth herein, the Party entitled to bring any Infringement litigation in accordance with this Section 12.4.6 shall have the right to settle such claim; provided that no Party shall have the right to settle any Infringement litigation under this Section 12.4.6 in a manner that (a) [***], (b) [***], or (c) [***], in each case (a) – (c) without the express written consent of such other Party, such consent not to be unreasonably withheld, conditioned, or delayed.  The Party commencing the litigation shall provide the other Party with copies of all pleadings and other documents filed with the court and shall consider reasonable input from the other Party during the course of the proceedings.

12.4.7

Recovery.  Except as otherwise agreed by the Parties in connection with a cost sharing arrangement, any recovery realized as a result of such litigation described in this Section 12.4.7 (whether by way of settlement or otherwise) shall be first allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses).  Any remainder after such reimbursement is made shall be retained by the Party that has exercised its right to bring the enforcement action; provided that to the extent that any award or settlement (whether by judgment or otherwise) is paid to AZ (excluding any reimbursement) [***], such amounts shall be treated as Net Sales of the relevant Licensed Product in the Quarter in which such award or settlement is received.

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12.5

Infringement Claims by Third Parties.  If the Exploitation of a Licensed Product in the Territory pursuant to this Agreement results in, or may result in, any claim, suit, or proceeding by a Third Party alleging patent infringement by AZ (or its Affiliates or Sublicensees), AZ shall have the first right, but not the obligation, to defend and control the defense of any such claim, suit, or proceeding at its own expense, using counsel of its own choice; provided, however, that the provisions of Section 12.4.2 shall govern the right of AZ to assert a counterclaim of infringement of any Silence Background Patent or Silence Research Patent.

12.6	Invalidity or Unenforceability Defenses or Actions.
12.6.1

Notice.  Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability of any of the Silence Background Patents, Silence Research Patents, or Joint Research Patents by a Third Party, in each case in the Territory and of which such Party becomes aware.

12.6.2

Silence Patents.  Except as set out in Section 12.6.4, Silence shall have the sole right, but not the obligation, to defend and control the defense of the validity and enforceability of the Silence Background Patents and Silence Research Patents.  Silence shall consult with AZ to determine a course of action with respect to any proceeding relating to the validity and enforceability of any Silence Background Patent and Silence Research Patent and Silence shall [***], with respect thereto.

12.6.3	AZ Patents. AZ shall have the sole right, but not the obligation, to defend and control the defense of the validity and enforceability of the AZ Background Patents and AZ Research Patents.
12.6.4	Product Specific Patents.
(a)	(i) Prior to AZ’s exercise of the Option corresponding to the applicable Selected Target to which the Licensed Compounds

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and/or Licensed Products Covered by such Product Specific Patents relate, or

(ii)on or after AZ’s exercise of the Option corresponding to the applicable Selected Target to which the Licensed Compounds and/or Licensed Products Covered by such Product Specific Patents relate, where Silence has assumed the maintenance and prosecution of such Product Specific Patent pursuant to Section 12.3.3(b),

Silence shall have the first right, but not the obligation, to defend and control the defense of the validity and enforceability of the relevant Product Specific Patents.  AZ may participate in any such claim, suit, or proceeding in the Territory related to such Product Specific Patents with counsel of its choice at its own expense; provided that Silence shall retain control of the defense in such claim, suit, or proceeding.  If Silence elects not to defend or control the defense of any such Product Specific Patents, or otherwise fails to initiate and maintain the defense of any such claim, suit, or proceeding, then AZ may conduct and control the defense of any such claim, suit, or proceeding, at its own expense; provided that AZ shall obtain the written consent of Silence [***], such consent not to be unreasonably withheld, conditioned, or delayed.

(b)

Upon AZ’s exercise of the Option corresponding to the applicable Selected Target to which the Licensed Compounds and/or Licensed Products Covered by such Product Specific Patents relate, unless and until Silence assumes the maintenance and prosecution of such Product Specific Patent pursuant to Section 12.3.3(b), AZ shall have the first right, but not the obligation, to defend and control the defense of the validity and enforceability of the Product Specific Patents that relate specifically to the relevant Selected Target.  Silence may participate in any such claim, suit, or proceeding in the

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Territory related to such Product Specific Patents with counsel of its choice at its own expense; provided that AZ shall retain control of the defense in such claim, suit, or proceeding.  If AZ elects not to defend or control the defense of any such Product Specific Patents, or otherwise fails to initiate and maintain the defense of any such claim, suit, or proceeding, then Silence may conduct and control the defense of any such claim, suit, or proceeding, at its own expense; provided that Silence shall obtain the written consent of AZ [***], such consent not to be unreasonably withheld, conditioned, or delayed.

12.6.5	Joint Research Patents.
(a)	(i)Prior to AZ’s exercise of the Option corresponding to the applicable Selected Target to which the Joint Research Patents relate, or

(ii) on or after AZ’s exercise of the Option corresponding to the applicable Selected Target to which the Joint Research Patents relate, where Silence has assumed the maintenance and prosecution of such Joint Research Patent pursuant to Section 12.3.4(b),

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Silence shall have the first right, but not the obligation, to defend and control the defense of the validity and enforceability of the relevant Joint Research Patents.  AZ may participate in any such claim, suit, or proceeding in the Territory related to such Joint Research Patents, in each case that [***] with counsel of its choice at its own expense; provided that Silence shall retain control of the defense in such claim, suit, or proceeding.  If Silence elects not to defend or control the defense of any such Joint Research Patents, in each case that [***] in a suit brought in the Territory, or otherwise fails to initiate and maintain the defense of any such claim, suit, or proceeding, then AZ may conduct and control the defense of any such claim, suit, or proceeding, at its own expense; provided, that AZ shall obtain the written consent of Silence [***], such consent not to be unreasonably withheld, conditioned, or delayed.  To the extent that there is any claim, suit, or proceeding of any of the Joint Research Patents in the Territory that [***], then [***] defend and control the defense of the validity and enforceability of the Joint Research Patents subject to Applicable Law.

(b)

Upon AZ’s exercise of the Option corresponding to the applicable Selected Target to which the Joint Research Patents relate, unless and until Silence assumes the maintenance and prosecution of such Joint Research Patent pursuant to Section 12.3.4(b), AZ shall have the first right, but not the obligation, to defend and control the defense of the validity and enforceability of the Joint Research Patents that [***].  Silence may participate in any such claim, suit, or proceeding in the Territory related to such Joint Research Patents, in each case that [***] with counsel of its choice at its own expense; provided that AZ shall retain control of the defense in such claim, suit, or proceeding.  If AZ elects not to defend or control the defense of any such Joint Research Patents, in each case that Cover Licensed

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Product in a suit brought in the Territory, or otherwise fails to initiate and maintain the defense of any such claim, suit, or proceeding, then Silence may conduct and control the defense of any such claim, suit, or proceeding, at its own expense; provided, that Silence shall obtain the written consent of AZ [***] such consent not to be unreasonably withheld, conditioned, or delayed. To the extent that there is any claim, suit, or proceeding of any of the Joint Research Patents in the Territory that [***], then [***] defend and control the defense of the validity and enforceability of the Joint Research Patents subject to Applicable Law.

12.6.6

Cooperation.  Each Party shall assist and cooperate with the other Party as such other Party may reasonably request from time to time in connection with its activities set forth in this Section 12.6, including by being joined as a party plaintiff in such action or proceeding, providing access to relevant documents and other evidence, and making its employees available at reasonable business hours.  In connection with any such defense or claim or counterclaim related to Section 12.6.5, the controlling Party shall keep the other Party reasonably informed of any steps taken, and shall provide copies of all documents filed, in connection with such defense, claim, or counterclaim.  In connection with the activities set forth in this Section 12.6, each Party shall consult with the other as to the strategy for the defense of the Product Specific Patents and Joint Research Patents.

12.7	UPC.
12.7.1

Prior to AZ’s exercise of the Option corresponding to the applicable Selected Target to which the Licensed Compounds and/or Licensed Products Covered by a particular Product Specific Patent or Joint Research Patent relate, or on or after AZ’s exercise of the Option corresponding to the applicable Selected Target to which such Product Specific Patent and/or Joint Research Patent relates where Silence has assumed the maintenance and prosecution of such

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Patent, Silence will have the right to determine whether to opt in or opt out (and to opt in again) of the Unified Patent Court system and if requested by Silence, AZ will promptly do all things reasonably necessary and execute all documents required to give effect to such decision(s), provided that Silence will reimburse AZ its reasonable out-of-pocket expenses incurred in performing such acts.

12.7.2

Upon AZ’s exercise of the Option corresponding to the applicable Selected Target to which the Licensed Compounds and/or Licensed Products Covered by such Product Specific Patents or Joint Research Patent relate, unless and until Silence assumes the maintenance and prosecution of such Patents pursuant to Section 12.3.3(b) or 12.3.4(b), AZ will have the right to determine whether to opt in or opt out (and to opt in again) of the Unified Patent Court system and if requested by AZ, Silence will promptly do all things reasonably necessary and execute all documents required to give effect to such decision(s), provided that AZ will reimburse Silence its reasonable out-of-pocket expenses incurred in performing such acts.

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ARTICLE 13
CONFIDENTIALITY AND NON-DISCLOSURE

13.1

Confidentiality Obligations.  At all times during the Term and for a period of [***] years following termination or expiration hereof in its entirety, each Party shall, and each of the foregoing shall cause its Affiliates and its and their respective officers, directors, employees, consultants, contractors, and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement.  Notwithstanding the foregoing, to the extent the receiving Party can demonstrate by documentation or other competent proof, the confidentiality and non-use obligations under this Section 13.1 with respect to any Confidential Information shall not include any information that:

13.1.1	has been published by a Third Party or otherwise is or hereafter becomes part of the public domain through no fault on the part of the receiving Party;
13.1.2	have been in the receiving Party’s possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such information;
13.1.3	is subsequently received by the receiving Party from a Third Party without restriction and without breach of any agreement between such Third Party and the disclosing Party;
13.1.4	that is generally made available to Third Parties by the disclosing Party without restriction on disclosure; or

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13.1.5	have been independently developed by or for the receiving Party without reference to or use of the disclosing Party’s Confidential Information.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party.  Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.

13.2	Permitted Disclosures. Each Party may disclose Confidential Information of the other Party to the extent such disclosure is reasonably necessary in the following instances:
13.2.1

(a) filing or prosecuting Patents as contemplated by this Agreement, (b) prosecuting or defending litigation as contemplated by this Agreement, or (c) obtaining or maintaining Regulatory Approval of the Licensed Products;

13.2.2

complying with applicable court orders or governmental regulations, including regulations promulgated by securities exchanges on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted);

13.2.3

disclosure to its and its Affiliates’ respective officers, directors, employees, consultants, contractors, and agents, in each case on a need-to-know basis in connection with the Exploitation of any Product in accordance with the terms of this Agreement, in each case under written obligations of confidentiality and non-use at least as stringent as those herein; and

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13.2.4

disclosure to actual and bona fide potential investors, acquirors, licensees, sublicensees, and other financial or commercial partners for the purpose of evaluating or carrying out an actual or potential investment, acquisition, or collaboration, in each case under written obligations of confidentiality and non-use at least as stringent as those herein; provided that the disclosing Party redacts the financial terms and other provisions of this Agreement that are not reasonably required to be disclosed in connection with such potential investment, acquisition, or collaboration, which redaction shall be prepared in consultation with the other Party.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 13.2.1 or 13.2.2, it will, except where impermissible, give reasonable advance notice to the other Party of such disclosure and comply with all reasonable requests of the disclosing Party with respect to maintaining confidence in such Confidential Information and in any event shall use the same diligent efforts to secure confidential treatment of such Confidential Information as such Party would use to protect its own Confidential Information, but in no event less than reasonable efforts.  In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information.  Any information disclosed pursuant to this Section 13.2 shall remain Confidential Information and subject to the restrictions set forth in this Agreement, including the foregoing provisions of this ARTICLE 13.

13.3

Use of Name.  Except as expressly provided in this Agreement, neither Party shall use the name, logo, or trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of such other Party in each instance, which approval shall not be unreasonably withheld, conditioned, or delayed.  The restrictions imposed by this Section 13.3 shall not prohibit either Party from making any disclosure identifying the other Party that, in the opinion of the disclosing Party’s counsel, is required by Applicable Law; provided, that such Party shall

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submit the proposed disclosure identifying the other Party in writing to such other Party as far in advance as reasonably practicable (and in no event less than [***] Business Days prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment on such disclosure.

13.4

Public Announcements.  The Parties have agreed the press releases set out as Schedule 13.4 shall be the press release announcing the transaction contemplated by this Agreement.  Other than this press release, neither Party shall issue any public announcement, press release, or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, except for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted).  In the event a Party is, in the opinion of its counsel, required by Applicable Law or the rules of a stock exchange on which its securities are listed (or to which an application for listing has been submitted) to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable (and in no event less than [***] Business Days prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon.  Notwithstanding anything to the contrary herein, following the initial press release announcing this Agreement, each Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party, and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

13.5

Publications. The Parties acknowledge that scientific publications must be strictly monitored to prevent any adverse effect from premature publication of results of the Research and Development activities hereunder.

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13.5.1

By Silence.  During the Research Collaboration Term, Silence shall have the right to make any publications, presentations, or public disclosures related to an RNAi Molecule or a Licensed Compound subject to AZ’s prior review and approval.  Prior to AZ’s exercise of an Option in respect of a particular Selected Target, AZ may not make any publications, presentations, or public disclosures solely related to an RNAi Molecule, Licensed Compound or Licensed Product without Silence’s prior written approval.

13.5.2

By AZ.  Following AZ’s exercise of an Option in respect of a particular Selected Target, AZ shall, subject to such publications, presentations, or public disclosures not including any Silence Confidential Information, have the right to make any publications, presentations, or public disclosures related to RNAi Molecules, Licensed Compounds and Licensed Products directed to such Selected Target without Silence’s prior review and approval, provided that, with respect to each Licensed Compound, AZ shall obtain Silence’s prior review and approval for any such publications, presentations, or public disclosures to be submitted prior to the later of (i) [***] and (ii) [***]. Following AZ’s exercise of an Option in respect of a particular Selected Target, Silence shall not make any publications, presentations, or public disclosures related to such RNAi Molecules, Licensed Compounds or Licensed Products without AZ’s prior written approval.

13.5.3

Review Process.  Before any paper is submitted for publication or an oral presentation is made for which review or approval rights are provided under Section 13.5, the publishing or presenting Party (the “Publishing Party”) shall deliver a then-current copy of the paper or materials for oral presentation to the non-publishing Party at least [***] days prior to submitting the paper to a publisher or making the presentation.  The non-publishing Party shall review any such paper and give its comments to such Publishing Party within [***] days after the delivery of such paper to such other Party.  The Publishing Party shall comply with the other Party’s request to delete references to the other

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Party’s Confidential Information in any such paper and will withhold publication of any such paper or any presentation of same for an additional [***] days in order to permit the Parties to obtain Patent protection if such other Party deems it necessary.

13.6

Return of Confidential Information.  Upon termination of this Agreement in its entirety, each Party shall promptly return to the other Party, or delete or destroy, all records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that the other Party shall be permitted to retain one (1) copy of such Confidential Information for the sole purpose of performing any continuing obligations under this Agreement, as required by Applicable Law, or for legal archival purposes.  If this Agreement is terminated with respect to one or more Selected Target, but not in its entirety, each Party shall promptly return to the other Party, or delete or destroy, all records and materials in such Party’s possession or control containing Confidential Information of the other Party that relates to the terminated Selected Target.  Notwithstanding the foregoing, such other Party also shall be permitted to retain such additional copies of or any computer records or files containing such Confidential Information that have been created solely by such Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such other Party’s standard archiving and back-up procedures, but not for any other use or purpose.

ARTICLE 14
REPRESENTATIONS AND Warranties

14.1	Mutual Warranties. Each Party hereby represents and warrants, as of the Effective Date, as follows:
14.1.1

Organization.  It is a company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.

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14.1.2

Authorization.  The execution and delivery of this Agreement and the performance by such Party of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and do not violate (a) such Party’s charter documents, bylaws, or other organizational documents, (b) any agreement, instrument, or contractual obligation to which such Party is bound, (c) any requirement of any Applicable Law, or (d) any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party.

14.1.3

Binding Agreement.  This Agreement is a legal, valid, and binding obligation of such Party enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity).

14.1.4

No Inconsistent Obligation.  It is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent with the terms of this Agreement, or that would impede the diligent and complete fulfilment of its obligations hereunder.

14.2	Additional Warranties by Silence. Except as set forth in Schedule 14.2, Silence hereby represents and warrants to AZ, as of the Effective Date, as follows:
14.2.1

it or its Affiliates are the sole owner of the Silence Background IP all of which are free and clear of any liens, charges and encumbrances, except such liens, charge and encumbrances that do not adversely affect or diminish Silence’s ability to perform its obligations or grant any license under this Agreement, and (a) neither any license granted by Silence or its Affiliates to any Third Party, nor any license granted by any Third Party to Silence or its Affiliates conflicts with the license grants and/or contemplated license grants to AZ hereunder, (b) Silence is entitled to grant all rights, options and licenses under the Silence Background IP that it purports to grant or that are otherwise

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anticipated to be granted to AZ under this Agreement, and (c) Silence Background IP does not include any intellectual property that is in-licensed from a Third Party;
14.2.2

to Silence’s Knowledge (a) the issued patents within the Silence Background Patents existing as of the Effective Date are valid and enforceable patents and (b) Silence has not received any written notice of any, nor is there any ongoing, claim or threatened claim by any Third Party (i) challenging the scope, validity or enforceability of any issued Silence Background Patents, (ii) asserting the misuse or non-infringement of any of the Silence Background IP, or (iii) challenging Silence’s Control of any of the Silence Background IP;

14.2.3

(a) it and its Affiliates have, to Silence’s Knowledge, materially complied with all applicable disclosure requirements of the applicable Governmental Authority, in connection with the prosecution and maintenance of the Silence Background Patents existing as of the Effective Date, (b) the pending applications included in Silence Background Patents are being diligently prosecuted in the respective patent offices in the Territory in which Silence has chosen to file in accordance with Applicable Law, (c) to Silence’s Knowledge, Silence has presented all relevant references, documents and information of which it and the inventors are aware to the relevant patent examiner at the relevant patent office, and (d) it has timely paid all filing and renewal fees payable with respect to any such Silence Background Patents;

14.2.4

Silence and its Affiliates have taken commercially reasonable measures consistent with industry practices to protect the secrecy, confidentiality and value of all information within the Silence Background Know-How existing as of the Effective Date that Silence purports to be confidential or trade secret information;

14.2.5	the information provided by Silence to AZ regarding the Silence Background IP is true and correct in all material respects and Silence does not have

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Knowledge of any material adverse information with respect to the Silence Background IP intended to be used in any Research Plan that has not been disclosed to AZ;
14.2.6

to Silence’s Knowledge, there is no (a) claim, demand, suit, proceeding, arbitration, inquiry, investigation or other legal action of any nature, civil, criminal, regulatory or otherwise, pending or, to the Knowledge of Silence, threatened against Silence or any of its Affiliates, or (b) judgment or settlement against or owed by Silence or any of its Affiliates; in each case of (a) and (b) in connection with the Silence Background IP or relating to the transactions contemplated by this Agreement;

14.2.7

to Silence’s Knowledge, all individuals who are current or former officers, employees, agents, advisors, consultants, contractors or other representatives of Silence or any of its Affiliates who are inventors of or have otherwise contributed in a material manner to the creation or development of any Silence Background IP have executed and delivered to Silence or the applicable Affiliate a valid and enforceable assignment;

14.2.8

to Silence’s Knowledge, no current officer, employee, agent, advisor, consultant or other representative of Silence or any of its Affiliates is in violation of any term of any assignment, license, consulting, employment or other agreement with Silence or such Affiliate regarding the protection of any of the Silence Background IP;

14.2.9	to Silence’s Knowledge, the development of Silence Background IP as contemplated under this Agreement has been conducted in compliance in all material respects with all Applicable Law; and
14.2.10

it has not employed (and, to Silence’s Knowledge, has not used a contractor or consultant that has employed) any Person debarred by the FDA (or subject to a similar sanction of foreign equivalent), or any Person that is the subject

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of an FDA debarment investigation or proceeding (or similar proceeding of foreign equivalent), in any capacity in connection with this Agreement.
14.3	Mutual Covenants. Each Party hereby covenants and agrees, in connection with the performance of its activities under this Agreement:
14.3.1

it shall not employ, contract with, or retain any person directly or indirectly to perform any of the activities under this Agreement if such person is under investigation by the FDA for debarment or is presently debarred by the FDA pursuant to the Generic Drug Enforcement Act of 1992, as amended (21 U.S.C. § 301, et seq.);

14.3.2

all Research conducted by or on behalf of it shall be performed in accordance with Applicable Laws, and applicable established internal policies and procedures (if any), including policies and procedures pertaining to research involving laboratory animals or hazardous agents and materials, as applicable.  Each Party agrees that any animals used in the performance of studies under each Research Plan will be handled in accordance with established guidelines for the care and use of laboratory animals.  Further, each Party covenants that all Research conducted pursuant to this Agreement involving the use of animals was, or will be, reviewed and approved by its or its animal care and use committee prior to commencement of the applicable Research; and

14.3.3

in the exercise of rights and performance of its obligations under this Agreement, such Party shall comply and shall cause its and its Affiliates’ employees and contractors to comply with all Applicable Laws and, without limiting the generality of the foregoing, it shall not perform any actions that are prohibited by local or other anti-corruption laws (collectively, “Anti-Corruption Laws”) that may be applicable to such Party.  Without limiting the generality of the foregoing, neither Party shall make any payments, or offer or transfer anything of value, to any Government Official or government employee, to any political party official or candidate for political office or to

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any other Third Party, in each case, related to the transaction in a manner that would violate Anti-Corruption Laws.
14.4

Additional Covenants of Silence.  Silence hereby covenants to AZ that it will not (a) license, sell, assign or otherwise transfer Silence Background IP or Silence Research IP (or agree to do any of the foregoing) in a manner that conflicts with the rights granted to AZ hereunder, (b) incur or permit to exist, with respect to any Silence Background IP or Silence Research IP, any lien, encumbrance, charge, security interest, mortgage, liability, grant of license to Third Parties or other restriction (including in connection with any indebtedness) which conflicts with the rights granted to AZ hereunder, or (c) during the Term, enter into any material agreements or contracts that would be inconsistent with its obligations under this Agreement.

14.5

Certification of Representations and Warranties of Silence. On a Selected Target-by-Selected Target basis, [***] days after the date of Silence’s receipt of a written inquiry from AZ, which may be provided only once per applicable Option Term, Silence will provide written notice to AZ stating any exceptions to the veracity of the representations and warranties set forth in Section 14.2 as of the date of such notice of which Silence has Knowledge.

14.6

Disclaimer of Warranties.  Except for the express warranties set forth herein, neither Silence nor AZ nor any of their respective Affiliates makes any warranties, express or implied, either in fact or by operation of law, by statute, or otherwise, and each Party specifically disclaims any other warranties, whether written or oral, express or implied, including any warranty of quality, merchantability, or fitness for a particular use or purpose, or any warranty as to the validity of any patents or the non-infringement of any intellectual property rights of Third Parties.

ARTICLE 15
INDEMNITY

15.1	Indemnification of Silence. AZ shall indemnify, defend, and hold harmless Silence, its Affiliates, and their respective directors, officers, employees, consultants, contractors

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and agents (collectively, the “Silence Indemnitees”) from and against any and all losses, damages, liabilities, penalties, costs, and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims, or demands of Third Parties (collectively, “Claims”) incurred by or rendered against the Silence Indemnitees arising from or occurring as a result of:

15.1.1	the Exploitation of any Licensed Product by or on behalf of AZ or any of its Affiliates, Sublicensees, subcontractors, agents, or consultants; or
15.1.2	the breach by AZ of any warranty, representation, covenant, or agreement made by AZ in this Agreement; or
15.1.3	the negligence, recklessness or willful misconduct of any AZ Indemnitee;

provided that such indemnity shall not apply to the extent Silence has an indemnification obligation pursuant to Section 15.2 for such Losses, as to which Losses each Party shall indemnify the other to the extent of their respective liability for such Losses.

15.2

Indemnification of AZ.  Silence shall indemnify, defend, and hold harmless AZ, its Affiliates, and its and their respective directors, officers, employees, consultants, contractors and agents (collectively, the “AZ Indemnitees”), from and against any and all Losses in connection with any and all Claims incurred by or rendered against the AZ Indemnitees arising from or occurring as a result of:

15.2.1	the breach by Silence of any warranty, representation, covenant, or agreement made by Silence in this Agreement; or
15.2.2	the negligence, recklessness or willful misconduct of any Silence Indemnitee; or
15.2.3

following the grant of the license set out in Section 16.6.1, the Exploitation of any Licensed Product Covered by such license, by or on behalf of Silence or any of its Affiliates, Sublicensees, subcontractors, agents, or consultants;

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provided that such indemnity shall not apply to the extent AZ has an indemnification obligation pursuant to Section 15.1 for such Losses, as to which Losses each Party shall indemnify the other to the extent of their respective liability for such Losses.

15.3

Indemnification Procedure.  A Party that intends to claim indemnification under this ARTICLE 15 (the “Indemnitee”) shall promptly notify the indemnifying Party (the “Indemnitor”) in writing of any Claim in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense or settlement of such Claim.  The Indemnitee may participate at its expense in the Indemnitor’s defense of and settlement negotiations for any Claim with counsel of the Indemnitee’s own choice.  The indemnity arrangement in this ARTICLE 15 shall not apply to amounts paid in settlement of any action with respect to a Claim if such settlement is effected without the consent of the Indemnitor, which consent shall not be unreasonably withheld, conditioned, or delayed.  The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Claim shall only relieve the Indemnitor of its indemnification obligations under this ARTICLE 15 if and to the extent the Indemnitor is actually prejudiced thereby.  The Indemnitee shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Claim covered by this indemnification.

15.4

Special, Indirect, and Other Losses.  Except to the extent any such damages are required to be paid to a Third Party as part of a Claim for which a Party provides indemnification under this ARTICLE 15, neither Party nor any of its Affiliates shall be liable for any loss of profits or business interruption or any indirect, incidental, special, exemplary, punitive, or consequential or other damages which are not probable and reasonably foreseeable, including, however caused and on any theory of liability, whether in contract, tort, negligence, breach of statutory duty, or otherwise in connection with or arising in any way out of the terms of this agreement or the transactions contemplated hereby or the use of the Licensed Compound or Licensed Product, even if advised of the possibility of such damage.  The foregoing limitation of liability shall not operate to limit or exclude either Party’s liability for (a) death or personal injury, (b) willful misconduct (including fraud and fraudulent misrepresentation), or (c) any other liability which, pursuant to Applicable Law, cannot be limited or excluded.

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15.5

Insurance.  Each Party shall have and maintain, at its sole cost and expense, an adequate liability insurance or self-insurance program (including product liability insurance) to protect against potential liabilities and risk arising out of activities to be performed under this Agreement and any agreement related hereto and upon such terms (including coverages, deductible limits and self-insured retentions) as are customary in the pharmaceutical industry generally for the activities to be conducted by such Party under this Agreement.  Such liability insurance or self-insurance program shall insure against all types of liability, including personal injury, physical injury or property damage arising out of such Party’s activities hereunder.  This Section 15.5 shall not create any limitation on the Parties’ liability under this Agreement.  Such insurance information shall be kept in confidence in the same manner as any other Confidential Information disclosed by the Parties hereunder.

ARTICLE 16
Term and Termination

16.1

Term.  This Agreement shall commence on the Effective Date and, unless earlier terminated as provided herein, shall remain in effect, on a Licensed Product-by-Licensed Product and country-by-country basis, until the expiration of the Royalty Term for such Licensed Product in such country (the “Term”).  Upon the expiration of the Royalty Term for a particular Licensed Product in a particular country, the licenses granted to AZ under Section 7.1 for such Licensed Product in such country shall become fully-paid, royalty-free, perpetual, and non-exclusive.

16.2

Termination by AZ for Convenience.  AZ shall have the right to terminate this Agreement in its entirety, or after the Option Exercise Effective Date with respect to any Selected Target, for any or no reason, upon [***] days’ prior written notice to Silence.  AZ shall have the right to terminate this Agreement with respect to any Selected Target prior to the Option Exercise Effective Date with respect to such Selected Target, together with the associated Research Plan, for any or no reason, upon [***] days’ prior written notice to Silence.

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16.3

Termination for Material Breach.  Each Party shall have the right to terminate this Agreement with respect to any Selected Target (including all RNAi Molecules, Licensed Compounds and Licensed Product(s) directed thereto), in the event that the other Party materially breaches this Agreement with respect to such Selected Target, and such breach shall have continued for [***] days (or [***] days with respect to any payment breach) after receipt from the non-breaching Party of written notice specifying the breach and requesting its cure.  For clarity, in the event that a material breach relates to all Selected Targets then this Agreement may be terminated in its entirety.  On receipt of a notice by the alleged breaching Party pursuant to this Section 16.3, the non-breaching Party shall immediately make its Alliance Manager available for discussion at the request of the alleged breaching Party.

16.4

Termination by Silence for Patent Challenge.  Silence shall have the right to terminate this Agreement with respect to any Selected Target (including all RNAi Molecules, Licensed Compounds and Licensed Product(s) directed thereto), upon [***] day advance written notice to AZ, during which [***] day period, the Parties shall confer in good faith on the resolution of any disputed issue, in the event that AZ or any of its Affiliates or Sublicensees directly asserts in its own name, or directs a Third Party to assert, a Patent Challenge with respect to such Selected Target; provided that with respect to any such Patent Challenge, Silence will not have the right to terminate under this Section 16.4 if, within [***]  days of Silence’s notice to AZ under this Section 16.4, AZ (a) causes such Patent Challenge to be terminated or dismissed or (b) terminates the sublicense granted to such Sublicensee that has asserted, or directed a Third Party to assert, such Patent Challenge.  For purposes of this Section 16.4, “Patent Challenge” means any challenge in a legal or administrative proceeding to the patentability, validity, ownership or enforceability of any of the Silence Background Patents, Silence Research Patents or Joint Research Patents (or any claim thereof), including by: (x) filing or pursuing a declaratory judgment action in which any of the Silence Background Patents, Silence Research Patents or Joint Research Patents is alleged to be invalid or unenforceable; (y) citing prior art against any of the Silence Background Patents, Silence Research Patents or Joint Research Patents (other than art required to be cited by Applicable Law,

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including under a duty of candor to a patent office), filing a request for or pursuing a re-examination of any of the Silence Background Patents, Silence Research Patents or Joint Research Patents (other than with Silence’s written agreement), or becoming a party to or pursuing an interference; or (z) filing or pursuing any opposition, cancellation, nullity, or other like proceedings against any of the Silence Background Patents, Silence Research Patents or Joint Research Patents; but excluding (i) any challenge raised by AZ or its Affiliates as a defense against a claim, action, or proceeding asserted by Silence or its Affiliates against AZ or its Affiliates or Sublicensees; (ii) any existing challenges, whether in a court or administrative proceeding, against a Silence Background Patent, raised by a Third Party that is acquired by AZ or its Affiliates after the Effective Date, provided that AZ, and AZ procures that its Affiliates, promptly withdraws from any such existing challenge; and (iii) any legal or administrative proceeding derived from a bona fide inventorship dispute between AZ or its Affiliates and Silence or its Affiliates for any AZ Research Patent, Joint Research Patent or Silence Research Patent.

16.5

Termination for Insolvency.  In the event that a Party (a) files or resolves to file for protection under (i) bankruptcy, (ii) insolvency, (iii) reorganization (save in the case of a solvent reorganization), (iv) restructuring (save in the case of a solvent restructuring), or (v) business rescue laws applicable to that Party in any jurisdiction; (b) makes an assignment for the benefit of creditors; (c) appoints or suffers appointment of a receiver, administrative receiver, bailiff or trustee or analogous appointment over substantially all of its property; (d) proposes or implements a scheme of arrangement, company voluntary arrangement or other agreement of composition, compromise or extension of its debts (other than in circumstances where such scheme, arrangement or agreement would have no adverse impact on the rights of any other Party to this Agreement); (e) proposes or is a party to any dissolution or liquidation or ceases continuation of substantially all of its business; (f) is subject to any filing of an application or a petition under any (i) bankruptcy, (ii) insolvency, (iii) reorganization (save in the case of a solvent reorganization), (iv) restructuring (save in the case of a solvent restructuring), or (v) business rescue laws or has any such application or petition filed against it that, in any such case, is not discharged, in the case of an application or petition filed in the UK,

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within [***] days of the filing thereof or, in the case of an application or petition filed in any other jurisdiction, within [***] days of the filing thereof; or (g) admits in writing its inability generally to meet its obligations as they fall due in the general course (providing always that a request for fulfilment of a specific obligation to be postponed for a specified time shall not amount to an admission that the Party is generally unable to meet its obligations as they fall due), then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.

16.6	Effects of Termination.
16.6.1

License Grant to Silence.  If (i) this Agreement is terminated with respect to a particular Selected Target (and, in the event that this Agreement is terminated in its entirety, to all Selected Targets), (ii) any Selected Target becomes an Expired Target pursuant to Section 6.4; or (iii) AZ replaces any Selected Target with a Substitute Target, then, in each case of (i)-(iii), in respect of the replaced Selected Target (any such Selected Target being a “Returned Target”), unless such Returned Target [***], then as of the date that any Selected Target first becomes a Returned Target, AZ hereby:

(a)

grants to Silence (without any further action required on the part of AZ) an exclusive, royalty-free and fully paid-up, irrevocable and perpetual license, with the right to grant sublicenses, under any [***] for such Returned Target and necessary to Exploit RNAi Molecules, Licensed Compounds and Licensed Products directed to such Returned Target in the Field in the Territory, for the sole purpose of Exploiting the RNAi Molecules, Licensed Compounds and Licensed Products Developed pursuant to this Agreement, and any Licensed Compounds and/or Licensed Products Exploited by AZ pursuant to this Agreement, which in each case are directed to such Returned Target in the Field in the Territory; and

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(b)

agrees, upon Silence’s written request, to enter into good faith negotiations for a commercially reasonable agreement pursuant to which Silence will obtain a license under [***] (i) [***] that is reasonably necessary for Silence to Exploit a Licensed Product containing a RNAi Molecule targeting such Returned Target and (ii) that [***] the Research, Development and/or Commercialization of a Licensed Product relating to such Returned Target.

(c)

For clarity, the license set out in this Section 16.6.1 shall survive any expiration or termination of this Agreement.  Notwithstanding anything to the contrary set forth herein, (i) AZ shall not be obligated to grant any licenses pursuant to this Section 16.6.1 for any Returned Targets [***], and (ii) any licenses granted under this Section 16.6.1 shall be [***].

16.6.2

License Termination.  Upon any termination of this Agreement with respect to a Selected Target, all rights and licenses granted with respect to such Selected Target under Section 7.1 shall terminate and be of no further force or effect; provided, however, that upon any termination of this Agreement in its entirety or with respect to a Selected Target for any reason, Silence shall negotiate in good faith agreements or other arrangements with all sub-licensees that (i) have been granted sublicenses by AZ of the rights granted to AZ under Section 7.1 pursuant to this Agreement, (ii) are not in material breach of the terms of such sublicense and (iii) had such sublicensee been party to this Agreement, would not be in material breach of any of the terms of this Agreement, under which such sublicensee(s) will obtain equivalent licenses directly from Silence. Further, if this Agreement is terminated (x) by AZ pursuant to Section 16.2, (y) by Silence pursuant to Section 16.3 for a material breach by AZ, or (z) by Silence pursuant to Section 16.4, Silence shall not have any obligation to negotiate or execute a substitute license with an existing AZ sub-licensee, but any negotiations undertaken by Silence shall be conducted in good faith with the intention of agreeing upon commercially

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reasonable terms and conditions. In any event, Silence shall not be required to negotiate a substitute license agreement if the sub-licensee is in material breach under the respective sublicense Agreement or if the sub-licensee caused a material breach of AZ under this Agreement.

16.6.3	Development Wind-Down or Transition.
(a)	Clinical Studies.
(i)

AZ shall, in its discretion and on written notice to Silence, either (i) wind down all Clinical Studies that were Initiated by or on behalf of it prior to the termination of this Agreement (whether terminated in its entirety or with respect to a Selected Target) (“Ongoing Clinical Studies”), or (ii) be responsible for completing (in accordance with the established protocols) all Ongoing Clinical Studies; provided, that if AZ has elected to continue Ongoing Clinical Studies, the Parties may agree in writing to transition such Ongoing Clinical Studies to Silence.

(ii)

AZ shall not commence any Clinical Studies with respect to any Licensed Product directed to a terminated Selected Target at any time after it has given or received a notice of termination pursuant to this ARTICLE 16 in respect of such Selected Target.

(b)	Cooperation.
(i)

In the event AZ elects not to wind down Ongoing Clinical Studies, and the Parties agree that Silence will assume responsibility for such Ongoing Clinical Studies, AZ shall provide reasonable cooperation to Silence and its designee(s) to facilitate, and the Parties shall use reasonable efforts to effect, a reasonable, orderly, and prompt transition of the Ongoing Clinical Studies and other Development activities relating to any terminated Selected Target and

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corresponding terminated Licensed Products to Silence and/or its designee(s) following delivery of notice of termination so that Silence is able to assume responsibility for same as of the effective date of termination.  Where the same cannot be fully achieved prior to the effective date of termination, AZ shall continue to provide such reasonable cooperation to Silence and its designee(s) until such transition has been completed.  Without limiting the generality of the foregoing, AZ shall provide reasonable consultation and assistance for a period of no more than [***] days after termination for the purpose of transferring or transitioning to Silence AZ Background Know-How and AZ Research Know-How not already in Silence’s possession in each case, to the extent reasonably necessary for Silence to continue the Ongoing Clinical Studies of the Licensed Products in the Territory.

(ii)	In the event this Agreement is terminated [***], AZ shall bear all costs and expenses of the disposition of Ongoing Clinical Studies as set forth in this Section 16.6.3.
(iii)	In the event this Agreement is terminated [***], Silence shall bear all costs and expenses of the disposition of Ongoing Clinical Studies as set forth in this Section 16.6.3.
(iv)

In the event that this Agreement is terminated for any reason, subject to the Parties agreeing pursuant to Section 16.6.3(b)(i) that Silence will assume responsibility for such Ongoing Clinical Studies, at the request of Silence, as soon as reasonably practicable thereafter the Parties shall enter into a Transitional Assistance Agreement which shall be agreed in good faith, setting out in further detail, the terms on which the assistance set out in Section 16.6.3(b)(i) shall be provided.  The aim of such agreement shall be to ensure

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that Silence is able to assume responsibility for any Ongoing Clinical Studies and any other Development activities relating to any terminated Selected Target and/or terminated Licensed Product as promptly and efficiently as possible, to ensure that all necessary Regulatory Approvals are maintained and filed for in good time and that Silence has access to all documents, records, information, and correspondence reasonably required in connection therewith.

16.6.4	Commercial Wind-Down.
(a)

AZ, its Affiliates and Sublicensees shall be entitled to continue to sell (but not to actively promote after the effective date of termination) any existing inventory of Licensed Products directed to a Selected Target in respect of which this Agreement has been terminated, and for which Regulatory Approval therefor has been obtained, in accordance with the terms and conditions of this Agreement, for a period of [***] months after the effective date of such termination.

(b)

In the event this Agreement is terminated [***], Silence shall have the right, at its discretion, to purchase from AZ any or all of the inventory of Licensed Products and Licensed Compounds held by or on behalf of AZ at the date of termination at a price equal to [***]; provided that [***]. Silence shall notify AZ [***] days of the effective date of termination whether Silence elects to exercise such right.

16.6.5

Contract Transfer.  At Silence’s request, AZ shall use Commercially Reasonable Efforts to assign to Silence or its designee all then-existing commercial agreements relating to Licensed Products directed to terminated

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Selected Targets to the extent reasonably necessary for Silence to continue the Development and/or Commercialization of such Licensed Products in the Territory.
16.6.6

Rights in Respect of Terminated Selected Targets.  Subject to Sections 16.6.3 and 16.6.4, if this Agreement is terminated with respect to a particular Selected Target (and, in the event that this Agreement is terminated in its entirety, to all Selected Targets), unless such Selected Target [***], AZ will deliver to Silence all its right, title and interest in and to all RNAi Molecules, Licensed Compounds and Licensed Products Developed pursuant to this Agreement and which are directed to such terminated Selected Target, and Silence will be free to Exploit such terminated Selected Target, together with such RNAi Molecules, Licensed Compounds and Licensed Products directed to such terminated Selected Target as Silence, in its sole discretion, deems appropriate; provided that [***] such RNAi Molecules, Licensed Compounds and Licensed Products in respect of the terminated Selected Target [***].

16.6.7	Exclusivity. Upon any termination of this Agreement with respect to a Selected Target, each Party’s obligations under ARTICLE 5 with respect to such Selected Target shall terminate.
16.6.8

Patent Prosecution.  Upon any termination of this Agreement with respect to a Selected Target, AZ’s rights in respect of the prosecution and enforcement of any Silence Background Patents, Silence Research Patents, and Product Specific Patents which relate to such Selected Target (and no continuing Selected Target) shall terminate.  If AZ has assumed the prosecution of any Patents pursuant to Section 12.3.3, and such Patent does not relate to any Selected Target to which AZ has any continuing rights, then AZ shall ensure that the prosecution of such Patents is transferred to Silence in a prompt and orderly fashion such that no deadline is missed in respect of such prosecution and/or enforcement and that the scope of such Patents is not limited or restricted as a consequence of such transfer.

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16.6.9

Confidential Information.  Upon any termination of this Agreement with respect to a Selected Target, each Party shall return or cause to be returned to the other Party all Confidential Information of the other Party relating to such Selected Target as provided in Section 13.6.  Upon any termination of this Agreement in its entirety, each Party shall return or cause to be returned to the other Party all Confidential Information of the other Party as provided in Section 13.6.

16.6.10

Remedies.  Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.

16.6.11

Payments.  If AZ terminates this Agreement in its entirety pursuant to Section 16.2 prior to making the payment set forth in Section 10.1.2, AZ shall pay such amount within [***] days after receipt of an invoice in respect thereof, which invoice may be delivered by Silence on the effective date of such termination.

16.6.12

Accrued Rights; Surviving Obligations.  Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration.  Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.  Without limiting the foregoing, the following Articles and Sections shall survive any such termination or expiration: Articles 1 and 15 and Sections 2.7.1, 4.3.7, 11.4, 11.5., 11.6, 11.7, 12.2.5, 13.1, 13.2, 13.3, 13.4, 13.6, 14,6, 16.6, 17.5, 17.6, 17.7, 17.8, 17.9, 17.10, 17.11, 17.2, 17.13, 17.14 and 17.18.

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ARTICLE 17
Miscellaneous

17.1

Force Majeure.  Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts, or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any Governmental Authority (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement).  The non-performing Party shall notify the other Party of such force majeure within [***] days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect.  The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform.

17.2

Export Control.  Neither Party shall export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.

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17.3

Silence Change of Control.  Silence (or its successor) shall provide AZ with written notice of any Silence Change of Control within [***] Business Days following the earlier of the first public announcement of the execution of any agreement with respect to such transaction and the closing date of such transaction (the “Silence COC Notification Date”).  In the event of a Silence Change of Control:

17.3.1

The intellectual property of the Silence Acquiror held or developed by such Silence Acquiror prior to or after such acquisition shall be excluded from the Silence Background Patents and Silence Background Know-How, and such Silence Acquiror (and Affiliates of such Silence Acquiror which are not controlled by (as defined under the Affiliate definition in Section 1.2) Silence itself) shall be excluded from the Affiliate definition solely for purposes of the applicable components of the Silence Background Patents and Silence Background Know-How and for the purposes of ARTICLE 5.

17.3.2	If the Silence Acquiror has or initiates any Competitive Program:
(a)

Silence (or its successor) will, immediately following the Silence Change of Control or initiation of the Competitive Program, as applicable, establish and implement appropriate firewall procedures to segregate all activities (and the personnel conducting such activities) in such Competitive Program from the activities performed by or on behalf of Silence pursuant to this Agreement, including ensuring that personnel directly involved in working in such Competitive Program shall not have access to any Confidential Information of either Party with respect to activities under this Agreement;

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(b)

Silence (or its successor) shall provide AZ with a reasonably detailed written description of the applicable firewall procedures reasonably in advance to the consummation of such Silence Change of Control and AZ shall have the opportunity to comment on such firewall procedures, which comments Silence shall consider in good faith for incorporation into such procedures; and

(c)

following the Silence Change of Control, [***] shall have the right to [***] otherwise required to [***] or [***] compliance with its obligations hereunder and [***] shall have the right to [***] or [***].

17.3.3

At AZ’s sole discretion and upon prior written notice to Silence (“Change of Control Election Notice”), the following amendments and further provisions shall apply to this Agreement notwithstanding anything herein to the contrary:

(a)	[***] shall be amended such that [***] shall be [***]. By way of example only, if [***] then the [***]. If [***] then [***].
(b)	For clarity, (i) AZ shall [***] pursuant to [***] and [***] in accordance with the provisions of [***]; and (ii) Silence shall [***] pursuant to (and subject to the limits in) [***].
(c)	[***] shall [***];
(d)	The provisions of [***] shall [***] for [***] days after the Silence COC Notification Date; and
(e)	In respect of any [***] within [***] days of the Silence COC Notification Date, whether such [***] or not shall be [***] of such Silence Change of Control.

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17.4

Assignment.  Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned, or delayed); provided, however, that either Party may assign or otherwise transfer this Agreement and its rights and obligations hereunder without the other Party’s consent:

17.4.1

in connection with the transfer or sale of all or substantially all of the business or assets of such Party relating to this Agreement to a Third Party, whether by merger, consolidation, divesture, restructure, sale of stock, sale of assets, or otherwise; provided that in the event of any such transaction (whether this Agreement is actually assigned or is assumed by the acquiring Party by operation of law (e.g., in the context of a reverse triangular merger)), (a) the Know-How, Patents, and other intellectual property rights of the acquiring party to such transaction (if other than one of the Parties to this Agreement) shall not be included in the technology for which rights have been granted under this Agreement, and (b) written notice is provided to the other Party; or

17.4.2	to an Affiliate.

The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Section 17.4.  Any assignment not in accordance with this Section 17.4 shall be null and void.

17.5

Severability.  If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable, or illegal by a court of competent jurisdiction, such adjudication shall not, to the extent feasible, affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement.  All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable, or illegal part.  In such event, the Parties shall negotiate

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promptly to replace such invalid, unenforceable, or illegal part with a valid, enforceable, and legal provision which most closely effectuates the Parties’ original intent.
17.6

Governing Law.  This Agreement or the performance, breach, or termination hereof shall be interpreted, governed by, and construed in accordance with the laws of [***] excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction; provided, that all questions concerning (a) inventorship of Patents under this Agreement shall be determined in accordance with Section 12.2.1 and (b) the construction or effect of Patents shall be determined in accordance with the laws of the country or other jurisdiction in which the particular Patent has been filed or granted, as the case may be.  The parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

17.7

Dispute Resolution.  Except for disputes resolved by the procedures set forth in Sections 2.7.2 and 11.6, if a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), it shall be resolved pursuant to this Section 17.7.  Any Dispute shall first be referred to the Senior Officers of the Parties, who shall confer in good faith on the resolution of the issue.  Any final decision mutually agreed to by the Senior Officers shall be conclusive and binding on the Parties.  If the Senior Officers are not able to agree on the resolution of any such issue within [***] days (or such other period of time as mutually agreed by the Senior Officers) after such issue was first referred to them, then, if a Party wishes to pursue further resolution of such Dispute, such Dispute shall be subject to exclusive jurisdiction of the courts of [***].

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17.8

Interim Relief.  Notwithstanding anything herein to the contrary, nothing in Section 17.7 shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction, or other interim equitable relief concerning a Dispute, if necessary to protect the interests of such Party.  This Section shall be specifically enforceable.

17.9

Notices.  Any notice or other communication required under this Agreement shall be in writing, shall refer specifically to this Agreement, and shall be deemed given only if (a) delivered by hand or (b) sent by internationally recognized overnight delivery service addressed to the Parties at their respective addresses specified below or to such other address as a Party may specify in accordance with this Section 17.9.  Such notice shall be deemed to have been given as of the date delivered by hand or on the second (2nd) Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service.  This Section 17.9 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

If to AZ, to:

AstraZeneca AB

Pepparedsleden 1,

SE-431 83 Mölndal, Sweden

Attention: Legal Department

[***]

With a copy (which shall not constitute notice) to:

AstraZeneca Pharmaceuticals LP

1800 Concord Pike

Wilmington, Delaware

19803

USA

Attention:  Head of Business Development
for BioPharmaceuticals R&D

[***]

If to Silence, to:

Silence Therapeutics Plc

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72 Hammersmith Road

London W14 8TH

United Kingdom

Attention: John Strafford, VP, Head of Business Development

[***]

17.10

Entire Agreement; Amendments.  This Agreement, together with the Schedules attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises, and representations, whether written or oral, with respect thereto are superseded hereby (including that certain Confidential Disclosure Agreement between the Parties dated [***]; provided that all “Confidential Information” disclosed or received under such Confidential Disclosure Agreement shall be deemed “Confidential Information” under this Agreement and subject to the terms and conditions of this Agreement).  Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement.  No amendment, modification, release, or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

17.11

English Language.  This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language.  Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

17.12

Waiver and Non-Exclusion of Remedies.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by the Party waiving such term or condition.  The waiver by either Party of any right or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right or of any other breach or failure by such other Party whether of a similar nature or otherwise.  The rights and remedies provided herein are cumulative and do not

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exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.
17.13

No Benefit to Third Parties.  Except as provided in ARTICLE 15, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.

17.14

Further Assurance.  Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

17.15

Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by AZ or Silence are and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the Party hereto that is not a Party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or

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(b) if not delivered under subsection (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.  The Parties acknowledge and agree that payments made under Sections 10.2 or 10.3 or pursuant to any supply agreement entered into in connection with this Agreement shall not (a) constitute royalties within the meaning of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction or (b) relate to licenses of intellectual property hereunder.

17.16

Relationship of the Parties.  Silence and AZ are independent contractors and the relationship between the Parties shall not constitute a partnership, joint venture, or agency, including for tax purposes.  Neither Party shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of such other Party.  All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

17.17

Counterparts; Facsimile Execution.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument.  This Agreement may be executed by facsimile or electronically transmitted signatures and such signatures shall be deemed to bind each party hereto as if they were original signatures.

17.18	AZ Affiliates

Silence acknowledges that AZ is an Affiliate of all Persons whose ultimate parent is AstraZeneca plc.  In recognition of the foregoing and without prejudice to the provisions of any Section in this Agreement that explicitly refers to AZ’s Affiliates, the Parties agree that any Affiliates of AZ may exercise any of the rights granted to AZ in this Agreement

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or perform any of AZ’s obligations in this Agreement provided that AZ shall be responsible for the performance of any of its obligations that are performed by its Affiliates.

{SIGNATURE PAGE FOLLOWS}

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THIS RESEARCH COLLABORATION, OPTION AND LICENSE AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the Effective Date.

SILENCE THERAPEUTICS PLC

By:	/s/ Iain Ross

Name:	Iain Ross

Title:	Executive Chairman

ASTRAZENECA AB (publ)

By:	/s/Regina Fritsche Danielson

Name:	Regina Fritsche Danielson

Title:	SVP, Early CVRM

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